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As filed with the Securities and Exchange Commission on September 19, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL PARTNERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	91-1930918
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4500 Carillon Point, Kirkland, Washington 98033, (425) 576-3600
(Address, Including Zip Code, and Telephone Number Including
Area Code, of the Registrant's Principal Executive Offices)

Donald Manning, Esq.
4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent for Service)

COPIES TO:
Laura A. Bertin, Esq.
Mark F. Worthington, Esq.
Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, WA 98104-2682
(206) 676-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

8 1/8% Senior Notes due 2011	$450,000,000(1)	100%	$450,000,000	$12,135(2)

(1)
Represents the maximum principal amount at maturity of 8 1/8% Senior Notes due 2011 that may be issued pursuant to the exchange offer described in this registration statement.

(2)
Calculated under Rule 457(f)(2) of the Securities Act of 1933 as follows: the product of 0.0000809 and $150,000,000, one-third of the principal amount at maturity of the outstanding notes that may be tendered to the registrant, which has an accumulated capital deficit, in exchange for the notes registered under this registration statement. A registration fee of $57,500 was previously paid in connection with the registration statement on Form S-3 (No. 333-68296) originally filed on August 24, 2001 and withdrawn on July 24, 2002. Thus, pursuant to Rule 457(b) under the Securities Act, the remainder of the filing fee of $57,500 previously paid by the registrant may be applied to the total filing fee of $12,135 for this registration statement. As a result, no filing fee is due in connection with this filing.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 19, 2003

PROSPECTUS

EXCHANGE OFFER FOR
8 1/8% SENIOR NOTES DUE 2011
FOR ANY AND ALL OUTSTANDING 8 1/8% SENIOR NOTES DUE 2011
OF NEXTEL PARTNERS, INC.

        This is an offer to exchange the outstanding, unregistered Nextel Partners 8 1/8% Senior Notes you now hold for new, substantially identical 8 1/8% Senior Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on                         , 2003, unless we extend it.

        The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes and are subject to the same business and financial risks.

        For a discussion of risks that you should consider in deciding whether to tender outstanding notes in the exchange offer, see "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September    , 2003.

References to Additional Information

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference in this prospectus. You may obtain documents that are filed by us with the Securities and Exchange Commission without charge by requesting the documents, in writing or by telephone, from the Commission or:

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
Attention: Investor Relations
Telephone: (425) 576-3600

        If you would like to request copies of these documents, you must do so no later than            , 2003, which is 5 business days before the expiration date of the exchange offer, in order to receive them before the expiration of the exchange offer.

        In making an investment decision, you must rely on your own examination of our business and the terms of the exchange offer, including the merits and risks involved. You acknowledge that:

  •
  you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained or incorporated by reference in this prospectus; and

  •
  no person has been authorized to give any information or to make any representation concerning us or the exchange notes (other than as contained or incorporated by reference in this prospectus and information given by our duly authorized officers and employees in connection with investors' examination of us and the terms of the exchange offer) and, if given or made, that other information or representation should not be relied upon as having been authorized by us.

i

        We are not making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the exchange notes.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the exchange notes only where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the exchange notes.

Industry and Market Data

        Industry and market data used throughout this prospectus or incorporated herein by reference were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

ii

PROSPECTUS SUMMARY

        The following summary highlights information that we present more fully elsewhere in this prospectus or incorporated by reference herein. You should read this entire prospectus and each of the incorporated documents carefully.

Nextel Partners

Overview

        We provide digital mobile communications services using the Nextel brand name in mid-sized and tertiary markets throughout the United States. We offer digital cellular services; Direct Connect® (the long-range digital walkie-talkie service); wireless data services, including email; text messaging; and Nextel Online Services®, which provide wireless access to the Internet and an organization's internal databases and other applications. We hold licenses for wireless frequencies in markets where approximately 53 million people, or Pops, live and work. We have constructed and operate a digital mobile network compatible with the digital mobile network constructed and operated by Nextel Communications, Inc. ("Nextel") in targeted portions of these markets, including 13 of the top 100 metropolitan statistical areas and 57 of the top 200 metropolitan statistical areas in the United States ranked by population. Our combined Nextel Digital Mobile Network constitutes one of the largest fully integrated digital wireless communications systems in the United States, currently covering 198 of the top 200 metropolitan statistical areas in the United States. As of June 30, 2003, our portion of the Nextel Digital Mobile Network covered approximately 37 million Pops and we had approximately 1,053,600 digital handsets in service in our markets.

        Our relationship with Nextel was created to accelerate the build-out and expand the reach of the Nextel Digital Mobile Network. In January 1999, we entered into a joint venture agreement with Nextel WIP Corp. ("Nextel WIP"), an indirect wholly owned subsidiary of Nextel. Nextel, through Nextel WIP, contributed to us cash and licenses for wireless frequencies and granted us the exclusive right to use the Nextel brand name in exchange for ownership in us and our commitment to build out our compatible digital mobile network in selected markets and corridors, in most cases adjacent to operating Nextel markets. As of June 30, 2003, Nextel WIP owned 31.5% of our common stock and is our largest stockholder. By the end of 2002, we had successfully built all of the markets we were initially required to build under our 1999 agreement with Nextel. Since 1999 we have exercised options to expand our network into additional markets. By June 30, 2003, we had completed the construction of all of these additional markets. Through our affiliation with Nextel our customers have seamless nationwide coverage on the entire Nextel Digital Mobile Network.

        Our senior management team has substantial operating experience, with most members averaging over 16 years in the telecommunications industry. Most members of senior management have significant experience working at AT&T Wireless, McCaw Cellular and/or Nextel. Key stockholders, in addition to Nextel WIP, include Credit Suisse First Boston through DLJ Merchant Banking Partners II, L.P. and certain of its affiliates ("DLJ Merchant Banking"), Madison Dearborn Partners, Cascade Investments (an investment company controlled by William H. Gates III), Motorola and Eagle River Investments (an investment company controlled by Craig O. McCaw).

        We offer a package of wireless voice and data services under the Nextel brand name targeted primarily to business users. We currently offer the following four services, fully integrated and accessible through a single wireless handset:

  •
  digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voicemail, call forwarding and additional line service;

  •
  Direct Connect, sometimes referred to as the long-range walkie-talkie feature, which allows customers to contact each other instantly on private one-to-one calls on a nationwide basis or on group calls involving up to 100 customers in the same geographical region;

  •
  two-way messaging, which allows customers to receive and send short numeric and text messages from their handset; and

        Internet services, marketed as Nextel Online Services, which provide customers with Internet-ready handsets access to the World Wide Web and web-based applications such as email, address books, calendars and advanced Java™ enabled business applications.

Strategy

        Provide Differentiated Package of Wireless Services.    Along with Nextel, we are the only wireless service provider that offers digital mobile telephone service, Direct Connect, two-way text and numeric messaging and Internet services fully integrated in a single wireless device with no roaming charges nationwide. We believe this "four-in-one" offering is particularly attractive to business users. We further believe that for customers who desire multiple wireless services, the convenience of combining multiple wireless communications options in a single handset for a single package price with a single billing statement is an important feature that helps distinguish us from many of our competitors.

        Deliver Unparalleled Customer Service.    In addition to our unique four-in-one service offering, our goal is to differentiate ourselves by providing the highest quality customer service in the industry, including low rates of dropped and blocked calls. In 2002, a significant part of our employees' bonus was tied to achieving a targeted level of customer satisfaction as measured in monthly surveys conducted by an outside vendor. We believe that this monetary bonus helped focus our entire company on achieving our customer service business objective, and we are providing a similar incentive to our employees in 2003.

        Target Business Customers.    We focus on business customers, particularly those customers who employ a mobile workforce. We have initially concentrated our sales efforts on a number of distinct groups of mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, landscaping, government, public safety and other service sectors. We expect to gradually expand our target customer groups to include additional industry groups. We believe this focus on business customers has resulted in higher monthly average revenue per unit, or ARPU, and lower average monthly service cancellations than industry averages. For second quarter 2003, our ARPU was $66 (or $75, including roaming revenues received from Nextel) compared to an industry average of $48 for 2002. In addition, the average monthly rate at which our customers canceled service with us, or "churn," was approximately 1.6% during the same quarter compared to an industry average of over 2%. Our second quarter 2003 ARPU and churn rate equate to lifetime revenue per subscriber, or LRS, of approximately $4,125, which we believe is the highest in the industry. See "Selected Consolidated Financial Data—Reconciliations of Non-GAAP Financial Measures" for more information regarding our use of ARPU and LRS as non-GAAP financial measures.

        Maintain a Robust, Reliable Network.    Our objective is to maintain a robust and reliable network in our markets that covers all key population areas in that market and operates seamlessly with Nextel's network. We have constructed our portion of the Nextel Digital Mobile Network using the same Motorola-developed iDEN technology used by Nextel. As required, we built and now operate our portion of the Nextel Digital Mobile Network in accordance with Nextel's standards, which enables both companies to achieve a consistent level of service throughout the United States. Our customers have access to digital quality and advanced features whether they are using our or Nextel's portion of the Nextel Digital Mobile Network. This contrasts with the hybrid analog/digital networks of cellular competitors, which do not support all features in the analog-only portions of their networks.

        Maintain Effective Pricing Strategy with Focus on Mid-Sized and Tertiary Markets.    We operate in mid-sized and tertiary markets, which we believe have demographics similar to markets served by Nextel. We believe our targeted customer base in these markets has historically been underserved and thus finds our differentiated service offering very attractive. We believe our focus on high quality, underserved customers, coupled with our differentiated service offering, helps allow us to rapidly increase penetration within our targeted customer base while maintaining an effective pricing strategy.

Corporate Information

        We were incorporated in the State of Delaware in July 1998. Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is 425-576-3600.

Summary Description of the Exchange Offer

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of Nextel Partners 8 1/8% Senior Notes due 2011 which have been registered under the Securities Act of 1933 for each $1,000 principal amount at maturity of Nextel Partners outstanding 8 1/8% Senior Notes due 2011 which were issued on June 23, 2003 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. There is $450 million aggregate principal amount at maturity of old notes outstanding.
Expiration and Exchange Dates	This offer will expire at 5:00 p.m., New York City time, on , 2003 unless we extend it, and we will consummate the exchange on the next business day.
Registration Rights
You have the right to exchange the old notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.
Conditions	This offer is subject to various conditions. We reserve the right to terminate or amend the offer at any time before the expiration date if specified events occur.
Withdrawal Rights	You may withdraw your tender of old notes at any time before the offer expires.
Certain Federal Income Tax Considerations of the Exchange
Davis Wright Tremaine LLP has acted as our special tax counsel in rendering an opinion as to certain United States federal income tax consequences of the exchange. It is their opinion that the exchange will not be a taxable event for United States federal income tax purposes, and thus you will not recognize any taxable gain or loss or any interest income as a result of such exchange.
Resale Without Further Registration
We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:
• you are not a broker;
• you acquire the new notes issued in the exchange offer in the ordinary course of your business;
• you are not one of our "affiliates," as defined in Rule 405 of the Securities Act; and
•
you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer.

By tendering your notes as described below, you will be making representations to this effect.
Transfer Restrictions on New Notes	You may incur liability under the Securities Act if:
(1) any of the representations listed above are not true; and
(2) you transfer any new note issued to you in the exchange offer without:
• delivering a prospectus meeting the requirements of the Securities Act; or
• qualifying for an exemption under the Securities Act's requirements to register your new notes.

We do not assume or indemnify you against any such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the new notes issued to it in the exchange offer.
Procedures for Tendering Old Notes	Each holder of old notes who wishes to accept the exchange offer must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or
• arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.
You must mail or otherwise deliver such documentation and your old note(s) to The Bank of New York, the exchange agent, at the address set forth under "The Exchange Offer—Exchange Agent."
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.

Special Procedures for Beneficial Owners
If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You may comply with the procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures" if you wish to tender your old notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer;
• you cannot complete the procedure for book-entry transfer on time; or
• your old notes are not immediately available.
Exchange Agent
The exchange agent with respect to the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent" and in the letter of transmittal.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

Summary Description of the New Notes

        The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer	Nextel Partners, Inc.
Maturity	July 1, 2011
Interest Rate and Payment Dates	Interest on the notes will accrue at the rate of 8 1/8% per annum, payable semi-annually in cash in arrears on January 1 and July 1 of each year, beginning on January 1, 2004.
Ranking	The new notes are senior unsecured indebtedness and rank:
•
pari passu to all of our existing and future senior unsecured indebtedness, including our outstanding 14% senior discount notes, 11% senior notes, 12 1/2% senior discount notes and 1 1/2% convertible senior notes (issued in May 2003);
	•	senior to all of our existing and future subordinated indebtedness; and
	•	effectively junior to all of our and our subsidiaries' secured obligations, to the extent of the assets securing such obligations.
Optional Redemption
We may redeem any of the notes at any time on or after July 1, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, on or before July 1, 2006, we may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 108.125% with the proceeds of public equity offerings within 60 days of the closing of any such public equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.
Change of Control
If a change of control occurs, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the aggregate principal amount of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.
Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in any business other than telecommunications;
	•	engage in transactions with affiliates; and

•	effect a consolidation or merger.
These limitations are subject to a number of important qualifications and exceptions. For more details, see "Description of the Notes—Covenants."

        For additional information regarding the notes, see "Description of the Notes" and "Certain United States Federal Tax Considerations."

Risk Factors

        See "Risk Factors" following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

Summary Consolidated Financial Data

        The consolidated financial data set forth below should be read in conjunction with the section entitled "Selected Consolidated Financial Data" included in this prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes incorporated by reference in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$3,745	$28,136	$130,125	$363,573	$646,169	$281,082	$427,049
Equipment revenues(1)	1,564	4,584	5,745	13,791	24,519	13,155	15,029

Total revenues	5,309	32,720	135,870	377,364	670,688	294,237	442,078

Operating expenses:
Cost of service revenues (excludes depreciation of $4,586, $11,309, $35,148, $71,346, $100,138, $45,644 and $64,135, respectively)	6,108	18,807	84,962	192,728	267,266	127,779	149,073
Cost of equipment revenues(1)	2,935	10,742	26,685	59,202	87,130	43,170	44,935
Selling, general and administrative	13,531	34,862	117,975	210,310	313,668	146,916	187,369
Stock-based compensation (primarily selling, general and administrative related)	447	27,256	70,144	30,956	12,670	5,756	481
Depreciation and amortization(2)	4,586	12,689	38,044	76,491	101,185	45,647	65,994

Total operating expenses	27,607	104,356	337,810	569,687	781,919	369,268	447,852

Operating income (loss)	(22,298)	(71,636)	(201,940)	(192,323)	(111,231)	(75,031)	(5,774)

Other income (expense):
Interest expense, net	—	(65,362)	(102,619)	(126,096)	(164,583)	(80,157)	(79,397)
Interest income	—	24,585	63,132	32,473	7,091	4,517	1,282
Gain (loss) on early extinguishment of debt(3)	—	—	(23,485)	—	4,427	—	(68,127)
Loss from disposal of assets	—	—	(228)	—	—	—	—

Total other income (expense)	—	(40,777)	(63,200)	(93,623)	(153,065)	(75,640)	(146,242)

Loss before deferred income tax provision and cumulative effect of change in accounting principle	(22,298)	(112,413)	(265,140)	(285,946)	(264,296)	(150,671)	(152,016)
Income tax provision	—	—	—	—	(18,188)	(14,058)	(6,090)

Loss before cumulative effect of change in accounting principle	(22,298)	(112,413)	(265,140)	(285,946)	(282,484)	(164,729)	(158,106)
Cumulative effect of change in accounting principle	—	—	—	(1,787)	—	—	—

Net loss	(22,298)	(112,413)	(265,140)	(287,733)	(282,484)	(164,729)	(158,106)
Mandatorily redeemable preferred stock dividends	—	—	(5,667)	(3,504)	(3,950)	(1,899)	(2,141)

Loss attributable to common stockholders	$(22,298)	$(112,413)	$(270,807)	$(291,237)	$(286,434)	$(166,628)	$(160,247)

	As of December 31,
						As of June 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments(4)	$16	$568,729	$928,346	$557,285	$195,029	$207,823
Property, plant and equipment, net	107,948	252,223	532,702	845,934	1,000,076	1,023,553
FCC operating licenses, net	133,180	151,056	245,295	283,728	348,440	368,958
Total assets	247,666	1,015,327	1,793,084	1,821,721	1,735,925	1,803,779
Current liabilities	8,995	58,503	120,423	127,972	161,567	135,086
Long-term debt	—	785,484	1,067,684	1,327,829	1,424,600	1,642,548
Series B redeemable preferred stock	—	—	27,517	31,021	34,971	37,112
Total stockholders' equity (deficit)	238,671	170,616	570,215	319,504	76,379	(74,898)
Total liabilities and stockholders' equity	$247,666	$1,015,327	$1,793,084	$1,821,721	$1,735,925	$1,803,779
	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Cash Flows Data:
Cash flows from operating activities	$(14,791)	$(66)	$(116,028)	$(153,894)	$(116,469)	$(93,789)	$(20,659)
Cash flows from investing activities	$(104,334)	$(365,851)	$(514,003)	$(260,249)	$(201,648)	$(150,038)	$(106,319)
Cash flows from financing activities	$119,141	$520,174	$969,310	$224,950	$81,280	$51,727	$131,884
	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Other Data:
Covered Pops (end of period) (millions)	—	6	24	33	36	36	37
Subscribers (end of period)	10,200	46,100	227,400	515,900	877,800	691,600	1,053,600
Adjusted EBITDA(5)	$(17,265)	$(31,691)	$(93,752)	$(84,876)	$2,624	$(23,629)	$60,701
Net capital expenditures(6)	$98,034	$151,743	$303,573	$374,001	$250,841	$139,076	$88,666

(1)
Effective January of 2000, we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein for a more detailed description of the impact of our adoption of SAB No. 101.

(2)
Effective January 2002, we no longer amortize the cost of FCC licenses as a result of implementing Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." See Note 1 of the Notes to Consolidated Financial Statements incorporated by reference herein under the caption "FCC Licenses" for a more detailed description of the impact and adoption of SFAS No. 142.

(3)
Effective December 31, 2002, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of the rescission of SFAS No. 4, the extraordinary loss from early extinguishment of debt presented in our financial statements during 2000 was reclassified into other income (expense). See Note 1 of the Notes to Consolidated Financial Statements incorporated by reference herein under the caption "Recently Issued Accounting Pronouncements" for a more detailed description.

(4)
Short-term investments include marketable securities and corporate commercial paper with original purchase maturities greater than three months.

(5)
The term "EBITDA" refers to a financial measure that is defined as earnings (loss) before interest, taxes, depreciation and amortization; we use the term "Adjusted EBITDA" to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, gain (loss) from early extinguishment of debt and stock-based compensation. Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity. However, Adjusted EBITDA is not a measure determined under generally accepted accounting principles, or GAAP, in the United

  States of America and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP. We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The following schedule reconciles Adjusted EBITDA to net cash provided by (used in) operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited)
	(dollars in thousands)
Net cash provided by (used in) operating activities (as reported on Consolidated Statements of Cash Flows)	$(14,791)	$(66)	$(116,028)	$(153,894)	$(116,469)	$(93,789)	$(20,659)
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of capitalized amount	—	17,302	43,176	70,138	98,777	48,105	51,359
Interest income	—	(24,585)	(63,132)	(32,473)	(7,091)	(4,518)	(1,282)
Change in working capital	(2,474)	(24,342)	42,232	31,353	27,407	26,573	31,283

Adjusted EBITDA	$(17,265)	$(31,691)	$(93,752)	$(84,876)	$2,624	$(23,629)	$60,701

(6)
Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and lease-back transactions of telecommunication towers and related assets to third parties accounted for as operating leases. Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Net capital expenditures should not be construed as a substitute for capital expenditures reported on the Consolidated Statements of Cash Flows, which is determined in accordance with GAAP. We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants. The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$104,334	$121,345	$264,513	$398,611	$274,911	$148,054	$84,824
Less: cash paid portion of capitalized interest	(6,300)	(1,231)	(5,545)	(5,449)	(1,993)	(1,103)	(676)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	—	(2,246)	(9,259)	(10,425)	(2,562)	(1,848)	(6,250)
Change in capital expenditures accrued or unpaid	—	33,875	53,864	(8,736)	(19,515)	(6,027)	10,768

Net capital expenditures	$98,034	$151,743	$303,573	$374,001	$250,841	$139,076	$88,666

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Ratio of earnings (loss) to fixed charges(1)	—	—	—	—	—	—	—

(1)
Earnings (loss) represent earnings (loss) before deferred income tax provision and cumulative effect of change in accounting principle and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), amortization of deferred financing costs and the estimated portion of rental expense that is representative of the interest factor. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003, earnings were insufficient to cover fixed charges by $28,611, $126,075, $280,852, $298,494, $267,529, $152,440 and $153,109, respectively. The difference between the deficiency disclosed above and the net loss before deferred income tax provision and cumulative effect of change in accounting principle in all periods presented represents interest capitalized by us.

RISK FACTORS

        Before tendering the old notes in the exchange offer, you should carefully consider the risk factors described below as well as all the other information in this prospectus or incorporated by reference herein, including our consolidated financial statements and related notes. The new notes, like the old notes, entail substantial risks, and our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We have a history of operating losses, expect to continue to incur operating losses in the future and may not be able to generate the earnings necessary to fund our operations, sustain the continued growth of our business or repay our debt obligations.

        We did not commence commercial operations until January 29, 1999, and the portion of the Nextel Digital Mobile Net work we began operating on that date only had a few months of operating history. Since then, we have had a history of operating losses, and, as of June 30, 2003, we had an accumulated deficit of approximately $1.1 billion. We expect to continue to incur operating losses and to generate negative cash flow from operating activities at least through 2003. We cannot assure you that we will become profitable or sustain profitability in the future. If we fail to achieve significant and sustained growth in our revenues and earnings from operations, we will not have sufficient cash to fund our current operations, sustain the continued growth of our business or repay our debt obligations. In addition, the slowdown in the U.S. economy generally has added economic and consumer uncertainty that could adversely affect our revenue growth. Our failure to fund our operations or continued growth would have an adverse impact on our financial condition, and our failure to make any required payments would result in defaults under all of our debt agreements, which could result in the cessation of our business.

If Nextel experiences financial or operational difficulties, our business may be adversely affected.

        Our business plan depends, in part, on Nextel continuing to build and sustain customer support of its brand and the Motorola iDEN technology. If Nextel encounters financial problems or operating difficulties relating to its portion of the Nextel Digital Mobile Network or experiences a significant decline in customer acceptance of its products or the Motorola iDEN technology, our affiliation with and dependence on Nextel may adversely affect our business, including the quality of our services, the ability of our customers to roam within the entire network and our ability to attract and retain customers. Additional information regarding Nextel, its domestic digital mobile network business and the risks associated with that business can be found in Nextel's Annual Report on Form 10-K for the year ended December 31, 2002, as well as Nextel's other filings made under the Securities Act of 1933 and the Securities Exchange Act of 1934 (SEC file number 0-19656).

Our highly leveraged capital structure and other factors could limit our ability to obtain additional financing and our growth opportunities.

        The total of our non-current portion of our outstanding debt and mandatorily redeemable preferred stock outstanding was approximately $1.6 billion as of June 30, 2003 and greatly exceeds the level of our revenues and stockholders' equity. As of June 30, 2003, the non-current portion of total long-term debt outstanding included $371.4 million outstanding under our credit facility, $21.3 million of 14% senior discount notes outstanding at their accreted value, $390.0 million of 11% senior notes outstanding, $212.2 million of 12 1/2% senior discount notes outstanding at their accreted value, $175.0 million of 1 1/2% convertible senior notes outstanding, $450.0 million of 8 1/8% senior notes outstanding and $22.6 million of capital lease obligations. We also had approximately $37.1 million of mandatorily redeemable preferred stock outstanding, including accrued dividends. In aggregate, this indebtedness represented approximately 105% of our total book capitalization at that date.

        Our large amount of outstanding indebtedness, and the fact that we may need to incur additional debt in the future, could significantly impact our business for the following reasons:

  •
  it limits our ability to obtain additional financing, if needed, to continue the build-out of or implement any enhancement of our portion of the Nextel Digital Mobile Network including any enhanced iDEN services to expand wireless voice capacity, enhanced data services or potential "third generation" or "3G" mobile wireless services, to cover our cash flow deficit or for working capital, other capital expenditures, debt service requirements or other purposes;

  •
  we must dedicate a substantial portion of our operating cash flow to fund interest expense on our credit facility and other indebtedness, reducing funds available for our build-out, operations or other purposes;

  •
  we are vulnerable to interest rate fluctuations because our credit facility term loan bears interest at variable rates; and

  •
  it limits our ability to compete with competitors who are not as highly leveraged, especially those who may be able to price their service packages at levels below those, which we can or are willing to match.

        Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate for the foreseeable future to meet our estimated capital requirements to build out our portion of the Nextel Digital Mobile Network using the current 800 MHz iDEN system.

        We cannot be sure, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, our obligations under our credit facility or our existing senior discount notes and senior notes, or to fund our other liquidity needs. In addition, if our indebtedness cannot be repaid at maturity or refinanced, we will not be able to meet our obligations under our debt agreements, including these notes, which could result in the cessation of our business.

        If we default on our debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses granted by the FCC. The value of these licenses will depend significantly upon the success of our business and the growth of the SMR and wireless communication industry in general.

        General conditions in the wireless communications industry or specific competitors' results, including potential slowing of new subscriber additions, declining ARPU or increased customer dissatisfaction, may adversely affect the market price of our Class A common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity or debt securities. In addition, the fundraising efforts of Nextel or any of its affiliates may also adversely affect our ability to raise additional funds.

Under certain circumstances, Nextel WIP has the ability to purchase, and a majority of our Class A stockholders can cause Nextel WIP to purchase, all of our outstanding Class A common stock.

        Under our restated certificate of incorporation and our operating agreements, in certain circumstances and subject to certain limitations, Nextel WIP has the ability to purchase, or to cause and fund redemption by us of, all of the outstanding shares of our Class A common stock. In addition, under the provisions of our restated certificate of incorporation, upon the occurrence of certain events, the holders of a majority of our outstanding Class A common stock can require Nextel WIP to purchase, or cause and fund a redemption by us of, all of the outstanding shares of our Class A common stock. The circumstances that could trigger Nextel WIP's purchase right include the occurrence of January 29, 2008 (subject to certain postponements by our board of directors); a failure by us to implement certain required changes to our business; a failure by Nextel WIP to fund certain changes to the digital transmission technology; or termination of our operating agreements with Nextel WIP as a result of our breach. The circumstances that could trigger our stockholders' put right include a change of control of Nextel; failure by us in certain circumstances to implement changes to our business; or termination of our operating agreements with Nextel WIP as a result of a breach by Nextel WIP.

Any failure to integrate our portion of the Nextel Digital Mobile Network with Nextel's portion effectively or on schedule would have an adverse effect on our results of operations.

        Pursuant to our operating agreements with Nextel WIP, Nextel WIP provides us with important services and assistance, including a license to use the Nextel brand name and the sharing of switches that direct calls to their destinations. Any interruption in the provision of these services could delay or prevent the successful integration of our portion of the Nextel Digital Mobile Network with Nextel's portion, which is essential to the overall success of our business.

        Moreover, our business plan depends on our ability to implement integrated customer service, network management and billing systems with Nextel's systems to allow our respective portions of the Nextel Digital Mobile Network to operate together, and provide our and Nextel's customers with seamless service. Integration requires that numerous and diverse computer hardware and software systems work together. Any failure to integrate these systems effectively or on schedule may have an adverse effect on our results of operations.

Difficulties in constructing and operating our portion of the Nextel Digital Mobile Network could increase the estimated costs and delay the continued expansion of the network, which would adversely affect our ability to generate revenue.

        The continued operation of our portion of the Nextel Digital Mobile Network involves a high degree of risk. Before we are able to build additional cell sites in our markets to expand coverage, fill in gaps in coverage or increase capacity, we will need to:

  •
  select and acquire appropriate sites for our transmission equipment, or cell sites;

  •
  purchase and install low-power transmitters, receivers and control equipment, or base radio equipment;

  •
  build out the physical infrastructure;

  •
  obtain interconnection services from local telephone service carriers on a timely basis; and

  •
  test the cell site.

        Our ability to perform these necessary steps successfully may be hindered by, among other things, any failure to:

  •
  lease or obtain rights to sites for the location of our base radio equipment;

  •
  obtain necessary zoning and other local approvals with respect to the placement, construction and modification of our facilities;

  •
  acquire additional necessary radio frequencies from third parties or exchange radio frequency licenses with Nextel WIP;

  •
  commence and complete the construction of sites for our equipment in a timely and satisfactory manner; and

  •
  obtain necessary approvals, licenses and permits from federal, state and local agencies, including land use regulatory approvals and approval from the Federal Aviation Administration and Federal Communications Commission with respect to the transmission towers that we will be using.

        Before fully implementing our portion of the Nextel Digital Mobile Network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes may take weeks or months to complete and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences. Any failure to construct our portion of the Nextel Digital Mobile Network on a timely basis may affect our ability to provide the quality of services in our markets consistent with our current business plan, and any significant delays could have a material adverse effect on our business.

If we do not offer services that Nextel WIP requires us to offer or we fail to meet performance standards, we risk termination of our agreements with Nextel WIP, which would eliminate our ability to carry out our current business plan and strategy.

        Our operating agreements with Nextel WIP require us to construct and operate our portion of the Nextel Digital Mobile Network to specific standards, and to offer certain services by Nextel and its domestic subsidiaries. Our failure to satisfy these obligations could constitute a material default under the operating agreements that would give Nextel WIP the right to terminate these agreements, and would terminate our right to use the Nextel brand. The non-renewal or termination of the Nextel WIP operating agreements would eliminate our ability to carry out our current business plan and strategy and would adversely affect our financial condition.

We may be required to implement material changes to our business operations to the extent these changes are adopted by Nextel, which may not be beneficial to our business.

        If Nextel adopts material changes to its operations, our operating agreements with Nextel WIP give it the right to require us to make similar changes to our operations. The failure to implement required changes could, under certain circumstances, trigger the ability of Nextel WIP to terminate their operating agreements with us, which could result in the adverse effects described above. Even if the required change is beneficial to Nextel, the effect on our business may vary due to differences in markets and customers. We cannot assure you that such changes would not adversely affect our business plan.

The transmission technology used by us and Nextel is different from that used by most other wireless carriers, and, as a result, we might not be able to keep pace with industry standards if more widely used technologies advance.

        The Nextel Digital Mobile Network uses scattered, non-contiguous radio spectrum near the frequencies used by cellular carriers. Because of their fragmented character, these frequencies traditionally were only usable for two-way radio calls, such as those used to dispatch taxis and delivery vehicles. Nextel became able to use these frequencies to provide a wireless telephone service competitive with cellular carriers only when Motorola developed a proprietary technology it calls "iDEN." We, Nextel, and Southern LINC are currently the only major U.S. wireless service providers utilizing iDEN technology on a nationwide basis, and iDEN phones are not currently designed to roam onto other domestic wireless networks.

        Our operating agreements with Nextel WIP require us to use the iDEN technology in our system and prevent us from adopting any new communications technologies that may perform better or are available at a lower cost without Nextel WIP's consent.

        Future technological advancements may enable other wireless technologies to equal or exceed our current levels of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, because of the restrictive provisions in our operating agreements with Nextel WIP, we will be less able to compete effectively and could lose customers to our competitors, all of which would have an adverse effect on our business and financial condition.

We are dependent on Motorola for telecommunications equipment necessary for the operation of our business, and any failure of Motorola to perform would adversely affect our operating results.

        Motorola is currently our sole-source supplier of transmitters used in our network and wireless telephone equipment used by our customers, and we rely, and expect to continue to rely, on Motorola to manufacture a substantial portion of the equipment necessary to construct our share of the Nextel Digital Mobile Network. We expect that for the next few years, Motorola, and other manufacturers who are licensed by Motorola, will be the only manufacturers of wireless telephones that are compatible with the Nextel Digital Mobile Network. If Motorola becomes unable to deliver such equipment, or refuses to do so on reasonable terms, then we may not be able to service our existing subscribers or add new subscribers and our business would be adversely affected. Motorola and its affiliates engage in wireless communications businesses and may in the future engage in additional businesses that do or may compete with some or all of the services we offer. We cannot assure you that any potential conflict of interest between us and Motorola will not adversely affect our ability to obtain equipment in the future. In addition, the failure by Motorola to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis would have an adverse effect on our growth and operations. We generally have been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola, and adequate volumes and mix of wireless telephones and related accessories from Motorola, to meet subscriber and system loading rates, but we cannot be sure that equipment quantities will be sufficient in the future. Additionally, in the event of shortages of that equipment, our agreements with Nextel WIP provide that available supplies of this equipment would be allocated proportionately between Nextel and us.

Costs and other aspects of a future deployment of advanced digital technology could adversely affect our operations and growth.

        Based on our current outlook and the current outlook of Nextel, we anticipate eventually deploying advanced digital technology that will allow high capacity wireless voice and high-speed data transmission, and potentially other advanced digital services. The technology that we would deploy to provide these types of broadband wireless services is sometimes referred to as third-generation or "3G." We and Nextel are focusing activities on maximizing our ability to offer 3G capabilities while continuing to fully utilize our iDEN digital mobile network. Significant capital expenditures would be required in implementing this 3G technology, and we cannot assure you that we will have the financial resources necessary to fund these expenditures or, if we do implement this technology, that it would provide the advantages that we would expect. Moreover, it may be necessary to acquire additional frequencies to implement 3G technologies, and we cannot be sure that we will be able to obtain such spectrum on reasonable terms, if at all. The actual amount of the funds required to finance and implement this technology may significantly exceed our current estimate. Further, any future implementation could require additional unforeseen capital expenditures in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, equipment unavailability and technological or other complications. In addition, there are several types of 3G technologies that may not be fully compatible with each other or with other currently deployed digital technologies. If the type of technology that we either choose to deploy or are required to deploy to maintain compatibility with the technology chosen by Nextel does not gain widespread acceptance or perform as expected, or if our competitors develop 3G technology that is more effective or economical than ours, our business would be adversely affected.

We may not be able to obtain additional spectrum, which may adversely impact our ability to implement our business plan.

        We may seek to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum. We may not be able to accomplish any spectrum acquisition or the necessary additional capital for that purpose may not be available on acceptable terms, or at all. If sufficient additional capital is not available, to the extent we are able to complete any spectrum acquisition, the amount of funding available to us for our existing businesses would be reduced. Even if we are able to acquire spectrum, we may still require additional capital to finance the pursuit of any new business opportunities associated with our acquisitions of additional spectrum, including those associated with the potential provision of any new "third-generation" or "3G" wireless services. This additional capital may not be available.

Our future performance will depend on our and Nextel's ability to succeed in the highly competitive wireless communications industry.

        Our ability to compete effectively with established and prospective wireless communications service providers depends on many factors, including the following:

  •
  If the wireless communications technology that we and Nextel use does not continue to perform in a manner that meets customer expectations, we will be unable to attract and retain customers. Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on the Nextel Digital Mobile Network. If we are unable to address and satisfactorily resolve performance or other transmission quality issues as they arise, including transmission quality issues on Nextel's portion of the Nextel Digital Mobile Network, we may have difficulty attracting and retaining customers, which would adversely affect our revenues.

  •
  Other two-way radio dispatch services offered by personal communication services providers or cellular operators, including Verizon Wireless' Push to Talk service, could impair our competitive advantage of being uniquely able to combine that service with our mobile telephone service. Further, some of our competitors have attempted to compete with Direct Connect by offering unlimited mobile-to-mobile calling plan features and reduced rate calling plan features for designated small groups. If these calling plan modifications are perceived by our existing and potential customers as viable substitutes for our differentiated services, our business may be adversely affected.

  •
  Because the Nextel Digital Mobile Network does not currently provide roaming or similar coverage on a nationwide basis that is as extensive as is available through most cellular and personal communication services providers, we may not be able to compete effectively against those providers. In addition, some of our competitors provide their customers with handsets with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot be sure that we, either alone or together with Nextel, will be able to achieve comparable system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for our multi-function wireless communications package.

  •
  Neither we nor Nextel has the extensive direct and indirect channels of distribution for the Nextel Digital Mobile Network products and services that are available to some of our competitors. The lack of these distribution channels could adversely affect our operating results. Although we have recently launched a pilot program to expand our distribution channels to include retail locations, we cannot assure you that this program will be successful. Moreover, many of our competitors have established extensive networks of retail locations, including locations dedicated solely to their products, and multiple distribution channels and therefore have access to more potential customers than we do.

  •
  Because of their greater resources, some of our competitors may be able to offer services to customers at prices that are below the prices that we can offer for comparable services. If we cannot, as a result, compete effectively based on the price of our service offerings, our revenues and growth may be adversely affected.

  •
  The wireless telecommunications industry is experiencing significant technological change. Our digital technology could become obsolete. We rely on digital technology that is not compatible with, and that competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can result in the following: segment the user markets, which could reduce demand for specific technologies, including our technology; reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital technology, to developing or improving the technology for our systems; and adversely affect market acceptance of our services.

  •
  We offer our subscribers access to digital two-way mobile data and Internet connectivity under the brand name Nextel Online. We cannot be sure that these services will continue to perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, and because we have elected to defer the implementation of "third generation" or "3G" services, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. The success of these new services will be jeopardized if: we are unable to offer these new services profitably; these new service offerings adversely impact the performance or reliability of the Nextel Digital Mobile Network; we, Nextel or third-party developers fail to develop new applications for our customers; or we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

  •
  We expect that as the number of wireless communications providers in our market areas increases, including providers of both digital and analog services, our competitors' prices in these markets will decrease. We may encounter further market pressures to reduce our digital mobile network service offering prices; restructure our digital mobile network service offering packages to offer more value; or respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their services in a particular market. A reduction in our pricing would likely have an adverse effect on our revenues and operating results.

  •
  Because of the numerous features we offer, our mobile handsets are, and are likely to remain, significantly more expensive than mobile analog telephones and are, and are likely to remain, somewhat more expensive than digital cellular or personal communication services telephones that do not incorporate a comparable multi-function capability. The higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability.

  •
  Recent agreements between competitors in some of our markets to share network construction efforts will reportedly reduce their costs and increase their coverage area. These agreements, along with future agreements, may increase market pressure for us to reduce our prices and expand our coverage areas.

Our network may not have sufficient capacity to support our anticipated customer growth.

        Our business plan depends on assuring that our portion of the Nextel Digital Mobile Network has adequate capacity to accommodate anticipated new customers and the related increase in usage of our network. This plan relies on:

  •
  the ability to obtain additional spectrum when and where required;

  •
  the availability of wireless telephones of the appropriate model and type to meet the demands and preferences of our customers; and

  •
  the ability to obtain and construct additional cell sites and other infrastructure equipment.

        We cannot assure you that we will not experience unanticipated difficulties in obtaining these items, which could adversely affect our ability to build our portion of the network.

We have potential systems limitations on adding customers, which may adversely affect our growth and performance.

        Our success in generating revenues by attracting and retaining large numbers of customers to our portion of the Nextel Digital Mobile Network is critical to our business plan. In order to do so, we must develop effective procedures for customer activation, customer service, billing and other support services. Even if our system is functional on a technical basis, we may encounter other factors that could adversely affect our ability to successfully add customers to our portion of the Nextel Digital Mobile Network, including:

  •
  inadequate or inefficient systems, business process and related support functions especially as related to customer service and accounts receivable collection; and

  •
  an inappropriately long length of time between a customer's order and activation of service for that customer, especially because the current activation time for our new customers is longer than that of some of our competitors.

        Customer reliance on our customer service functions may increase as we add new customers. Our inability to timely and efficiently meet the demands for these services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenues.

Our existing debt agreements contain restrictive and financial covenants that limit our operating flexibility.

        The indenture governing these notes, our credit facility and the indentures governing our existing senior discount notes and senior notes contain covenants that, among other things, restrict our ability to take specific actions even if we believe them to be in our best interest. These include restrictions on our ability to:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  issue or sell capital stock of certain of our subsidiaries;

  •
  enter into transactions with affiliates;

  •
  enter into a merger, consolidation or sale of assets; or

  •
  engage in any business other than telecommunications.

        In addition, our credit facility imposes financial covenants that require our principal subsidiary to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum service revenues, minimum subscriber units and covered Pops, minimum EBITDA requirements, as defined in the credit facility, and minimum fixed charge coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future, and if we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which could adversely affect our ability to carry out our business plan and would have a negative impact on our financial condition.

If an event constituting a change of control or fundamental change occurs, we may be required to redeem or repurchase all of our outstanding notes even if our credit facility prohibits such redemption or repurchase or we lack the resources to make such redemption.

        Upon the occurrence of a defined change of control or fundamental change under the indentures governing these notes and our existing senior discount notes, convertible senior notes and senior notes, other than a change of control involving certain of our existing stockholders, we could be required to repurchase these notes and redeem or repurchase our existing senior discount notes, convertible senior notes and senior notes. However, our credit facility prohibits us, except under certain circumstances, from redeeming or repurchasing any of our outstanding notes, including these notes, before their stated maturity. In the event we become subject to a change of control at a time when we are prohibited from redeeming or repurchasing our outstanding notes, including these notes, our failure to redeem or repurchase such notes would constitute an event of default under the respective indentures, which would in turn result in a default under our credit facility. Any default under our indentures or credit facility could result in an acceleration of such indebtedness, which would harm our financial condition and adversely impact our ability to implement our business plan and could result in the cessation of our business. Moreover, even if we obtained consent under our credit facility, we cannot be sure that we would have sufficient resources to redeem or repurchase our outstanding notes, including these notes, and still have sufficient funds available to successfully pursue our business plan.

We are dependent on our current key personnel, and our success depends upon our continued ability to attract, train and retain additional qualified personnel.

        The loss of one or more key employees could impair our ability to successfully operate our portion of the Nextel Digital Mobile Network. We believe that our future success will also depend on our continued ability to attract and retain highly qualified technical, sales and management personnel.

Concerns that the use of wireless telephones may pose health and safety risks may discourage the use of our wireless telephones.

        Studies and reports have suggested that, and additional studies are currently being undertaken to determine whether, radio frequency emissions from enhanced specialized mobile radio, or ESMR, cellular and personal communications service, or PCS, wireless telephones may be linked with health risks, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of portable telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry.

        Litigation by individuals alleging injury from health effects associated with radio frequency emissions from mobile phones has been brought against us and other mobile wireless carriers and manufacturers. In addition, purported class action litigation has been filed seeking to require all wireless telephones to include an earpiece that would enable use of wireless telephones without holding them against the user's head. While it is not possible to predict the outcome of this litigation, circumstances surrounding it could increase the cost of our wireless telephones as well as increase other costs of doing business.

        Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. The passage of this type of legislation could decrease demand for our services.

Regulatory authorities exercise considerable power over our operations, which could be exercised against our interests and impose additional unanticipated costs.

        The FCC and state telecommunications authorities regulate our business to a substantial degree. The regulation of the wireless telecommunications industry is subject to constant change. New rules and regulations may be adopted pursuant to the Communications Act of 1934, as amended. While the Telecommunications Act of 1996 provided for significant deregulation of the U.S. telecommunications industry, certain FCC rules regulating it remain subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the effect that this or other legislation or any FCC rulemaking may have on our future operations. We must comply with all applicable regulations to conduct our business. Modifications of our business plans or operations to comply with changing regulations or actions taken by regulatory authorities might increase our costs of providing service and adversely affect our financial condition. In addition, we anticipate FCC regulation or Congressional legislation that creates additional spectrum allocations that may also have the effect of adding new entrants into the mobile telecommunications market.

        For example, the FCC will require all wireless carriers to provide for wireless number portability (WNP) by customers in the top 100 metropolitan statistical areas by November 24, 2003. Once effective, wireless customers will have the ability to change wireless carriers, but retain their wireless telephone number. We expect to comply with the WNP regulations. However, WNP may result in an increase in churn throughout the industry.

        If we fail to comply with the terms of our licenses or applicable regulations, we could lose one or more licenses or face penalties and fines. For example, we could lose a license if we fail to construct or operate facilities as required by the license. If we lose licenses, that loss could have a material adverse effect on our business and financial condition.

Nextel WIP has contractual approval rights that allow it to exert significant influence over our operations, and it can acquire additional shares of our stock.

        Pursuant to our amended shareholders' agreement and operating agreements, the approval of the director designated by Nextel WIP, and/or of Nextel WIP itself, is required in order for us to:

  •
  make a material change in our technology;

  •
  modify our business objectives in any way that is inconsistent with our objectives under our material agreements, including our operating agreements with Nextel WIP;

  •
  dispose of all or substantially all of our assets;

  •
  make a material change in or broaden the scope of our business beyond our current business objectives; or

  •
  enter into any agreement the terms of which would be materially altered in the event that Nextel WIP either exercises or declines to exercise their rights to acquire additional shares of our stock under the terms of the amended shareholders' agreement or our restated certificate of incorporation.

        These approval rights relate to significant transactions, and decisions by the Nextel WIP-designated director could conflict with those of our other directors, including our independent directors.

        In addition, the amended shareholders' agreement does not prohibit Nextel WIP or any of our other stockholders or any of their respective affiliates from purchasing shares of our Class A common stock in the open market. Any such purchases would increase the voting power and influence of the purchasing stockholder, and could result in a change of control of us. Additionally, if we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the licenses in our territory for as long as our operating agreements with Nextel WIP remain in effect. Such an agreement would be subject to approval by the FCC.

Significant stockholders represented on our board of directors can exert significant influence over us and may have interests that conflict with those of our other stockholders.

        As of June 30, 2003, our officers, directors and greater than 5% stockholders together controlled approximately 69% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company.

        In addition, under our amended shareholders' agreement, Nextel WIP and Madison Dearborn Partners each have the right to designate a member to our currently authorized seven-member board of directors. We cannot be certain that any conflicts that arise between the interests of our company and those of these stockholders will always be resolved in our favor. Moreover, as described above, Nextel WIP has certain approval rights that allow it to exert significant influence over our operations.

        Madison Dearborn Partners and Eagle River each own significant amounts of our capital stock and each currently has a representative on our board of directors. Each of these entities or their affiliates has significant investments in other telecommunications businesses, some of which may compete with us currently or in the future. We do not have a non-competition agreement with any of our stockholders, and thus their or their affiliates' current and future investments could create conflicts of interest.

Anti-takeover provisions could prevent or delay a change of control that stockholders may favor.

        Provisions of our charter documents, amended shareholders' agreement, operating agreements and Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. We have authorized the issuance of "blank check" preferred stock and have imposed certain restrictions on the calling of special meetings of stockholders. If we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the frequencies in our territory for as long as our operating agreements remain in effect. Such an agreement would be subject to approval by the FCC. Moreover, a change of control could trigger an event of default under provisions in our credit facility and the indentures governing these notes and our existing senior discount notes, convertible senior notes and senior notes. These provisions could have the effect of delaying, deferring or preventing a change of control in our company, discourage bids for our Class A common stock at a premium over the market price, lower the market price of our Class A common stock, or impede the ability of the holders of our Class A common stock to change our management.

Regulations to which we are subject may affect the ability of some of our investors to have an equity interest in us. Additionally, our restated certificate of incorporation contains provisions that allow us to redeem shares of our securities in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

        Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. This regulation may prevent some investors from owning our securities, even if that ownership may be favorable to us. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval from the FCC or the applicable state commission to own those securities. Moreover, our restated certificate of incorporation allows us to redeem shares of our stock from any stockholder in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

Our Series B preferred stock has a liquidation preference to our common stock, can be redeemed by us at any time and must be redeemed for cash in February 2010.

        Upon a liquidation of our company, holders of our Series B preferred stock would be entitled to receive, prior to receipt of any funds by the holders of our common stock, an aggregate liquidation preference equal to $21.9 million, plus dividends accrued on such amount from the date of issuance up to the liquidation date equal to 12% per annum of the aggregate liquidation preference, compounded quarterly. As of June 30, 2003, we had approximately $37.1 million of Series B preferred stock outstanding, including accrued dividends. In addition, we can redeem all of our Series B preferred stock at any time upon payment of the accreted liquidation preference, subject to the covenants in our debt instruments. Pursuant to our restated certificate of incorporation, we must redeem all of our Series B preferred stock in February 2010, and we cannot guarantee that we will have sufficient cash from operations at that time to make such redemption. In the event that we default on our redemption obligations, the accreted liquidation preference will continue to accrue until we fulfill our redemption obligations in full.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

        These notes are not secured by any of our assets or those of our subsidiaries. Our obligations under our credit facility, however, are secured by liens on assets of our subsidiaries and a pledge of their capital stock. You may not be fully repaid if we become insolvent. If we become insolvent, the holders of our secured debt would receive payments from the assets used as security before you receive payments.

You cannot be sure that an active trading market will develop for these notes.

        Prior to this offering, there was no public market for these notes. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these notes.

If you do not exchange your outstanding notes you may have difficulty in transferring them at a later time.

        We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange notes. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

You must comply with the procedures for the exchange offer in order to receive the exchange notes.

        You are responsible for complying with all exchange offer procedures. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities with respect to the tender of your outstanding notes for exchange notes.

        If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited number of outstanding notes expected to remain outstanding following the completion of the exchange offer.

FORWARD-LOOKING STATEMENTS

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

        Some statements and information contained in this prospectus or incorporated herein by reference are not historical facts, but are forward-looking statements. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy, plans or goals that involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. We caution you that these forward-looking statements are only predictions, subject to risks and uncertainties. Actual events or results can differ materially from those expressed or implied as a result of a variety of factors, including those set forth above under "Risk Factors." Forward-looking statements include, but are not limited to, statements with respect to the following:

  •
  our plan for meeting our scheduled build-out for commercial launch of markets within our portion of the Nextel Digital Mobile Network;

  •
  our business plan, its advantages and our strategy for implementing our plan;

  •
  general economic conditions in the geographic areas and occupational markets that we are targeting in our portion of the Nextel Digital Mobile Network;

  •
  the successful implementation and performance of the technology being deployed or to be deployed in our various markets, including the expected 6:1 voice coder software upgrade being developed by Motorola Inc. and technologies to be implemented in connection with Nextel's completed launch of true nationwide Direct Connect capability;

  •
  our ability to attract and retain sufficient customers;

  •
  our anticipated capital expenditures, funding requirements and contractual obligations, including our ability to access sufficient debt or equity capital to meet operating and financing needs;

  •
  the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment, marketing plans and customer demand;

  •
  the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability;

  •
  our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivable;

  •
  the timely development and availability of new handsets with expanded applications and features, and market acceptance of such handsets and service offerings;

  •
  the availability and cost of acquiring additional spectrum;

  •
  the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of PCS and cellular services;

  •
  the impact on our cost structure or service levels of the general downturn in the telecommunications sector, including the adverse effect of any bankruptcy of any of our tower providers or telecommunications suppliers;

  •
  future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications services generally;

  •
  the timely delivery and successful implementation of any new technologies deployed in connection with any future enhanced iDEN® or next generation or other advanced services we may offer;

  •
  the costs of compliance with regulatory mandates, particularly the requirement to deploy location-based 911 capabilities; and

  •
  other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

USE OF PROCEEDS

        We will not receive any proceeds from this exchange offer.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2003:

  •
  on an actual basis; and

  •
  on an as adjusted basis to show the effect of our issuance on August 6, 2003 of an aggregate of $125 million of 1 1/2% senior convertible notes due 2008.

        You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

        The outstanding share information excludes approximately 19,156,238 shares of Class A common stock issuable upon exercise of options outstanding as of June 30, 2003 having a weighted average exercise price of $7.22 per share.

	As of June 30, 2003
	Actual	As Adjusted(1)
	(unaudited) (dollars in thousands)
Cash and cash equivalents, short-term investments and restricted cash	$207,823	$274,071

Debt:
Credit facility(2)	$374,563	$374,563
14% senior discount notes due 2009(3)	21,312	6,040
11% senior notes due 2010(4)	390,000	367,450
12 1/2% senior discount notes due 2009(5)	212,187	201,727
1 1/2% senior convertible notes due 2008	175,000	300,000
8 1/8% senior notes due 2011	450,000	450,000
Long-term capital lease obligation	25,683	25,683

Total long-term debt	1,648,745	1,725,463

Series B redeemable preferred stock due 2010	37,112	37,112

Stockholders' equity:
Class A common stock and additional paid-in capital	907,000	907,000
Class B common stock and additional paid-in capital	163,312	163,312
Deferred compensation	(1,519)	(1,519)
Accumulated deficit	(1,143,691)	(1,151,326)

Total stockholders' equity	(74,898)	(82,533)

Total capitalization	$1,610,959	$1,680,042

(1)
As adjusted to show the effect of our issuance on August 6, 2003 of an aggregate of $125 million of 1 1/2% senior convertible notes due 2008.

(2)
One of our subsidiaries, Nextel Partners Operating Corp., entered into a $475 million credit facility and, as of June 30, 2003, had drawn down an aggregate of $375 million in term loans and had $100 million available under a revolving credit facility. See "Description of Other Indebtedness."

(3)
Represents the accreted value of the notes as of June 30, 2003 and on an as adjusted basis to show the effect of our repurchase of approximately $15.3 million accreted value of our 14% senior discount notes that we completed for cash in open-market purchases in July 2003.

(4)
As adjusted to show the effect of our repurchase of approximately $22.6 million (principal amount at maturity) of our 11% senior notes that we completed for cash in open-market purchases in August 2003.

(5)
As adjusted to show the effect of our repurchase of approximately $10.5 million accreted value of our 12 1/2% senior discount notes that we completed for cash in open-market purchases in August 2003.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus. The selected consolidated statement of operations data shown below for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected consolidated statement of operations data shown below for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements but are not included elsewhere in this prospectus or incorporated by reference. The financial data for the six months ended June 30, 2002 and 2003 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$3,745	$28,136	$130,125	$363,573	$646,169	$281,082	$427,049
Equipment revenues(1)	1,564	4,584	5,745	13,791	24,519	13,155	15,029

Total revenues	5,309	32,720	135,870	377,364	670,688	294,237	442,078

Operating expenses:
Cost of service revenues (excludes depreciation of $4,586, $11,309, $35,148, $71,346, $100,138, $45,644 and $64,135, respectively)	6,108	18,807	84,962	192,728	267,266	127,779	149,073
Cost of equipment revenues(1)	2,935	10,742	26,685	59,202	87,130	43,170	44,935
Selling, general and administrative	13,531	34,862	117,975	210,310	313,668	146,916	187,369
Stock-based compensation (primarily selling, general and administrative related)	447	27,256	70,144	30,956	12,670	5,756	481
Depreciation and amortization(2)	4,586	12,689	38,044	76,491	101,185	45,647	65,994

Total operating expenses	27,607	104,356	337,810	569,687	781,919	369,268	447,852

Operating income (loss)	(22,298)	(71,636)	(201,940)	(192,323)	(111,231)	(75,031)	(5,774)

Other income (expense):
Interest expense, net	—	(65,362)	(102,619)	(126,096)	(164,583)	(80,157)	(79,397)
Interest income	—	24,585	63,132	32,473	7,091	4,517	1,282
Gain (loss) on early extinguishment of debt(3)	—	—	(23,485)	—	4,427	—	(68,127)
Loss from disposal of assets	—	—	(228)	—	—	—	—

Total other income (expense)	—	(40,777)	(63,200)	(93,623)	(153,065)	(75,640)	(146,242)

Loss before deferred income tax provision and cumulative effect of change in accounting principle	(22,298)	(112,413)	(265,140)	(285,946)	(264,296)	(150,671)	(152,016)
Income tax provision	—	—	—	—	(18,188)	(14,058)	(6,090)

Loss before cumulative effect of change in accounting principle	(22,298)	(112,413)	(265,140)	(285,946)	(282,484)	(164,729)	(158,106)
Cumulative effect of change in accounting principle	—	—	—	(1,787)	—	—	—

Net loss	(22,298)	(112,413)	(265,140)	(287,733)	(282,484)	(164,729)	(158,106)
Mandatorily redeemable preferred stock dividends	—	—	(5,667)	(3,504)	(3,950)	(1,899)	(2,141)

Loss attributable to common stockholders	$(22,298)	$(112,413)	$(270,807)	$(291,237)	$(286,434)	$(166,628)	$(160,247)

Loss per share attributable to common stockholders, basic and diluted:
Loss before cumulative effect of change in accounting principle	$—	$(38.18)	$(1.33)	$(1.19)	$(1.17)	$(0.68)	$(0.64)
Cumulative effect of change in accounting principle	—	—	—	(0.01)	—	—	—

Net loss per share attributable to common stockholders	$—	$(38.18)	$(1.33)	$(1.20)	$(1.17)	$(0.68)	$(0.64)

	As of December 31,
						As of June 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments(4)	$16	$568,729	$928,346	$557,285	$195,029	$207,823
Property, plant and equipment, net	107,948	252,223	532,702	845,934	1,000,076	1,023,553
FCC operating licenses, net	133,180	151,056	245,295	283,728	348,440	368,958
Total assets	247,666	1,015,327	1,793,084	1,821,721	1,735,925	1,803,779
Current liabilities	8,995	58,503	120,423	127,972	161,567	135,086
Long-term debt	—	785,484	1,067,684	1,327,829	1,424,600	1,642,548
Series B redeemable preferred stock	—	—	27,517	31,021	34,971	37,112
Total stockholders' equity (deficit)	238,671	170,616	570,215	319,504	76,379	(74,898)
Total liabilities and stockholders' equity	$247,666	$1,015,327	$1,793,084	$1,821,721	$1,735,925	$1,803,779
	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Cash Flows Data:
Cash flows from operating activities	$(14,791)	$(66)	$(116,028)	$(153,894)	$(116,469)	$(93,789)	$(20,659)
Cash flows from investing activities	$(104,334)	$(365,851)	$(514,003)	$(260,249)	$(201,648)	$(150,038)	$(106,319)
Cash flows from financing activities	$119,141	$520,174	$969,310	$224,950	$81,280	$51,727	$131,884
	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited) (dollars in thousands)
Other Data:
Covered Pops (end of period) (millions)	—	6	24	33	36	36	37
Subscribers (end of period)	10,200	46,100	227,400	515,900	877,800	691,600	1,053,600
Adjusted EBITDA(5)	$(17,265)	$(31,691)	$(93,752)	$(84,876)	$2,624	$(23,629)	$60,701
Net capital expenditures(6)	$98,034	$151,743	$303,573	$374,001	$250,841	$139,076	$88,666

(1)
Effective January of 2000, we changed our revenue recognition policy for activation fees (included in service revenues) and equipment (phones) revenues in accordance with SAB No. 101, "Revenue Recognition in Financial Statements." See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein for a more detailed description of the impact of our adoption of SAB No. 101.

(2)
Effective January 2002, we no longer amortize the cost of FCC licenses as a result of implementing SFAS No. 142, "Goodwill and Other Intangible Assets." See Note 1 of the Notes to Consolidated Financial Statements incorporated by reference herein under the caption "FCC Licenses" for a more detailed description of the impact and adoption of SFAS No. 142.

(3)
Effective December 31, 2002, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of the rescission of SFAS No. 4, the extraordinary loss from early extinguishment of debt presented in our financial statements during 2000 was reclassified into other income (expense). See Note 1 of the Notes to Consolidated Financial Statements incorporated by reference herein under the caption "Recently Issued Accounting Pronouncements" for a more detailed description.

(4)
Short-term investments include marketable securities and corporate commercial paper with original purchase maturities greater than three months.

(5)
The term "EBITDA" refers to a financial measure that is defined as earnings (loss) before interest, taxes, depreciation and amortization; we use the term "Adjusted EBITDA" to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, gain (loss) from early extinguishment of debt and stock-based compensation. Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity. However, Adjusted EBITDA is not a measure determined under generally accepted accounting principles, or GAAP, in the United States of America and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP. We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The following schedule reconciles Adjusted EBITDA to net cash provided by (used in) operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited) (dollars in thousands)
Net cash provided by (used in) operating activities (as reported on Consolidated Statements of Cash Flows)	$(14,791)	$(66)	$(116,028)	$(153,894)	$(116,469)	$(93,789)	$(20,659)
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of capitalized amount	—	17,302	43,176	70,138	98,777	48,105	51,359
Interest income	—	(24,585)	(63,132)	(32,473)	(7,091)	(4,518)	(1,282)
Change in working capital	(2,474)	(24,342)	42,232	31,353	27,407	26,573	31,283

Adjusted EBITDA	$(17,265)	$(31,691)	$(93,752)	$(84,876)	$2,624	$(23,629)	$60,701

(6)
Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and lease-back transactions of telecommunication towers and related assets to third parties accounted for as operating leases. Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Net capital expenditures should not be construed as a substitute for capital expenditures reported on the Consolidated Statements of Cash Flows, which is determined in accordance with GAAP. We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants. The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(unaudited) (dollars in thousands)
Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$104,334	$121,345	$264,513	$398,611	$274,911	$148,054	$84,824
Less: cash paid portion of capitalized interest	(6,300)	(1,231)	(5,545)	(5,449)	(1,993)	(1,103)	(676)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	—	(2,246)	(9,259)	(10,425)	(2,562)	(1,848)	(6,250)
Change in capital expenditures accrued or unpaid	—	33,875	53,864	(8,736)	(19,515)	(6,027)	10,768

Net capital expenditures	$98,034	$151,743	$303,573	$374,001	$250,841	$139,076	$88,666

Additional Reconciliations of Non-GAAP Financial Measures (Unaudited)

        The information presented in this prospectus includes financial information prepared in accordance with GAAP, as well as other financial measures that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. As described more fully below, management believes these non-GAAP measures provide meaningful additional information about our performance and our ability to service our long-term debt and other fixed obligations and to fund our continued growth. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

ARPU—Average Revenue Per Unit

        ARPU is an industry term that measures total service revenues per month from our subscribers divided by the average number of subscribers in commercial service during the period. ARPU, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to ARPU measures of other companies; however, ARPU uses GAAP measures as the basis for calculation. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting high value customers. The following schedule reflects the ARPU calculation and provides a reconciliation of service revenues used for the ARPU calculation to service revenues reported on our Consolidated Statements of Operations, which we believe is the most directly comparable GAAP measure to the service revenues measure used for the ARPU calculation:

	Year Ended December 31,				Six Months Ended June 30,		Three Months Ended June 30,
	1999	2000	2001	2002	2002	2003	2002	2003
	(dollars in thousands)
ARPU (without roaming revenues)
Service revenues (as reported on Consolidated Statements of Operations)	$28,136	$130,125	$363,573	$646,169	$281,082	$427,049	$153,418	$226,507
Add: activation fees deferred and recognized for SAB No. 101	—	1,355	2,398	3,197	1,918	1,196	1,018	574
Less: roaming and other revenues	(8,545)	(25,671)	(58,545)	(80,452)	(35,756)	(49,866)	(20,218)	(26,917)

Service revenues for ARPU	$19,591	$105,809	$307,426	$568,914	$247,244	$378,379	$134,218	$200,164

Average units (subscribers)	25	123	360	694	604	963	653	1,005

ARPU	$94	$71	$71	$68	$68	$65	$69	$66

	Year Ended December 31,				Six Months Ended June 30,		Three Months Ended June 30,
	1999	2000	2001	2002	2002	2003	2002	2003
	(dollars in thousands)
ARPU (including roaming revenues)
Service revenues (as reported on Consolidated Statements of Operations)	$28,136	$130,125	$363,573	$646,169	$281,082	$427,049	$153,418	$226,507
Add: activation fees deferred and recognized for SAB No. 101	—	1,355	2,398	3,197	1,918	1,196	1,018	574
Less: other revenues	(9)	(986)	(458)	(981)	(406)	—	(221)	—

Service plus roaming revenues for ARPU	$28,127	$130,494	$365,513	$648,385	$282,594	$428,245	$154,215	$227,081

Average units (subscribers)	25	123	360	694	604	963	653	1,005

ARPU, including roaming revenues	$66	$88	$85	$78	$78	$74	$79	$75

We did not calculate or report ARPU for the year ended December 31, 1998.

LRS—Lifetime Revenue per Subscriber

        LRS is an industry term calculated by dividing ARPU (see above) by the subscriber churn rate. The subscriber churn rate is an indicator of subscriber retention and represents the monthly percentage of the subscriber base that disconnects from service. Subscriber churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. LRS, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to LRS measures of other companies; however, LRS uses GAAP measures as the basis for calculation. We believe that LRS is an indicator of the expected lifetime revenue of our average subscriber, assuming that churn and ARPU remain constant as indicated. We also believe that this measure, like ARPU, provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting and retaining high value customers. The following schedule reflects the LRS calculation:

	Year Ended December 31,
				Three Months Ended June 30, 2003
	2000	2001	2002
	(dollars in thousands)
ARPU	$71	$71	$68	$66

Churn	1.7%	1.6%	1.6%	1.6%

Lifetime revenue per subscriber	$4,176	$4,438	$4,250	$4,125

We did not calculate or report ARPU, subscriber churn rate or LRS for the years ended December 31, 1998 and 1999.

        In addition, see Notes 5 and 6 above for reconciliations of Adjusted EBITDA and net capital expenditures as non-GAAP financial measures.

THE EXCHANGE OFFER

Background

        On June 23, 2003, we privately placed the old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

        In the registration rights agreement, we agreed with the initial purchasers to, at our cost:

  •
  file an exchange offer registration statement within 120 days after June 23, 2003;

  •
  use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 180 days following June 23, 2003; and

  •
  upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of the old notes.

        In addition, we agreed to keep the exchange offer open for at least 20 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of the old notes. The new notes are being offered under this prospectus to satisfy these obligations under the registration rights agreement.

        A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount at maturity of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

        The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

  •
  the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

  •
  holders of the new notes will not be entitled to certain rights of holders of old notes under the registration rights agreement, which rights will terminate on consummation of the exchange offer; and

  •
  the new notes will not contain any provisions regarding the payment of additional interest.

        The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount at maturity of old notes being tendered for exchange.

Resale of the New Notes

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders of the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

  •
  the holder acquired the new notes in the ordinary course of its business;

  •
  the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes;

  •
  the holder is not an "affiliate" of Nextel Partners within the meaning of Rule 405 under the Securities Act;

  •
  the holder is not a broker-dealer who acquired the old notes directly from us; and

  •
  the holder is not a broker-dealer who acquired the old notes as a result of market-making or other trading activities.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer must acknowledge that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act. The broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the consummation of the exchange offer. See "Plan of Distribution."

Shelf Registration Statement

        If applicable law or interpretations of the staff of the SEC are changed such that either:

          (1)   the exchange offer is no longer permitted, or

          (2)   the new notes received by a holder who makes all of the above representations in the letter of transmittal are not, or would not be upon receipt, transferable by such holder without restriction under the Securities Act, we will, at our cost:

  •
  file a shelf registration statement covering resales of the old notes, within 60 days after we determine clause (1) above or we receive notice of clause (2) above,

  •
  use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the filing deadline, and

  •
  use all commercially reasonable efforts to keep effective the shelf registration statement until the earlier of June 23, 2005 or the time when all of the applicable old notes are no longer outstanding.

        We will, if and when we file the shelf registration statement:

  •
  provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement,

  •
  notify each holder when the shelf registration statement has become effective, and

  •
  take other actions as are required to permit unrestricted resales of the old notes.

        A holder that sells old notes pursuant to the shelf registration statement generally:

  •
  must be named as a selling security holder in the related prospectus,

  •
  must deliver a prospectus to purchasers,

  •
  will be subject to civil liability provisions under the Securities Act in connection with these sales, and

  •
  will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

        In addition, within 20 days of receiving a request to deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement, each holder of old notes must provide the information and comments in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any additional interest described below.

Additional Interest

        Additional interest will accrue on the principal amount at maturity of the old notes, in addition to the stated interest on the old notes, from the date on which a registration default occurs to the date such registration default is cured.

        The occurrence of any of the following is a registration default:

  •
  neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the applicable deadline described above;

  •
  neither the exchange offer registration statement nor the shelf registration statement has been declared effective by the SEC on or before the applicable deadline described above;

  •
  the exchange offer has not been consummated by the 30th business day after the exchange offer registration statement has become effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, without being succeeded within two days by an amendment to that registration statement that cures such failure and is declared effective within five days of such filing.

        Additional interest will accrue at a rate of $0.05 per week per $1,000 in principal amount at maturity of the notes during the 90-day period after the occurrence of the registration default and will increase by an additional $0.05 per week per $1,000 in principal amount at maturity at the end of each subsequent 90-day period until all registration defaults have been cured. In no event will the rate exceed $0.50 per week per $1,000 in principal amount at maturity of the notes.

        The sole remedy available to the holders of the old notes will be the immediate assessment of additional interest on the old notes as described above. Any amount of additional interest due as described above will be payable in cash on the same interest payment dates as the old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer is 5:00 p.m., New York City time, on            , 2003, unless we, in our reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgment, any of the conditions described below under "—Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        We will promptly announce any such event by making a timely release to the Dow Jones News Service and may or may not do so by other means as well.

Procedures for Tendering

        To tender old notes in the exchange offer, the holder must:

  •
  properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

  •
  have the signatures thereon guaranteed if required by the letter of transmittal, and

  •
  except as discussed in "Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile thereof, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

        The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:

  •
  complete and sign the letter of transmittal, have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedures described above, or

  •
  transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "Description of the Notes—Book-Entry; Delivery and Form."

        By tendering, each holder will make the representations contained in the first paragraph under the heading "—Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The tender by a holder and the acceptance of the tender by us will constitute the agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTEL PARTNERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangement to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

        If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make a book-entry tender of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with book-transfer procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents, must be received by the exchange agent at its address listed below on or prior to the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below must be complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

        The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

  •
  the aggregate principal amount at maturity of old notes which have been tendered by such participant,

  •
  that such participant has received and agrees to be bound by the terms of the letter of transmittal, and

  •
  that we may enforce such agreement against the participant.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by us, which determination shall be final and binding. We reserve the right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tender of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        A holder who wishes to tender old notes and:

  •
  whose old notes are not immediately available,

  •
  who cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

  •
  who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

  •
  the tender is made through an eligible guarantor institution,

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount at maturity of the old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such old notes, or in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited, and otherwise comply with the procedures of the exchange agent,

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following any of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Despite any other term of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided in this prospectus prior to the expiration date if:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries,

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us,

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or

  •
  any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

        The conditions listed above are for the sole benefit of us and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part from time to time. The failure by us at any time to exercise any of the above rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders,

  •
  extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (see "—Withdrawal of Tenders" above), or

  •
  waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

For Information by Telephone:	(212) 235-
By Hand or Overnight Delivery Service, or Registered or Certified Mail:	The Bank of New York Reorganization Unit 15 Broad Street, 16th Floor New York, NY 10007 Attention:
By Facsimile Transmission:	(212) 235-2261
Telephone Confirmation:	(212) 235-

        The Bank of New York also acts as trustee under the indenture governing the notes.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

        Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

        Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

  •
  to us, upon redemption of these notes or otherwise,

  •
  so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

  •
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

  •
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF THE NOTES

        The new notes, like the old notes, will be issued under the indenture, dated June 23, 2003, between us and The Bank of New York, as trustee. The new notes are the same as the old notes except that the new notes: will not bear legends restricting their transfer, and will not contain certain terms providing for the payment of additional interest under the circumstances described in the registration rights agreement.

        The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

        Because this section is a summary of the material provisions of the indenture, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to the Trust Indenture Act. In this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms under "—Certain Definitions." We also include references in parentheses to certain sections of the indenture.

        In this description of the notes, the term "Nextel Partners" refers to Nextel Partners, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

        These notes: will be senior unsecured obligations of Nextel Partners; will be limited to $450.0 million in aggregate principal amount; will mature on July 1, 2011; and will bear interest at the rate of 8 1/8% per annum.

        Interest will be paid semi-annually on January 1 and July 1 of each year, commencing January 1, 2004, to the registered holder at the close of business on the preceding December 15 or June 15.

        Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 3.01, 3.09 and 3.12)

Methods of Receiving Payments on the Notes

        Nextel Partners will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks. (Sections 3.01 and 10.02)

        The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 3.02) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. (Section 3.05)

Ranking

        The notes: will be senior unsecured obligations of Nextel Partners; will rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners including our existing senior notes; and will rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners.

        Holders of secured obligations of Nextel Partners will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations.

        Nextel Partners' principal operations are conducted through its Subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. Nextel Partners' Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including borrowings under the credit facility and trade payables, of Nextel Partners' Subsidiaries. Any right of Nextel Partners to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that Nextel Partners itself is recognized as a creditor of the Subsidiary.

        As of June 30, 2003, the total amount of outstanding consolidated liabilities of Nextel Partners and its Subsidiaries, including trade payables, was approximately $1.8 billion, of which $375 million were secured obligations. In addition, of such consolidated outstanding liabilities, $1.2 million are liabilities of subsidiaries of Nextel Partners.

        For more information, see "Description of Other Indebtedness—Description of Credit Facility" and "Selected Consolidated Financial Data."

Optional Redemption

        Nextel Partners may redeem the notes, in whole or in part, at any time on or after July 1, 2007, upon not less than 30 nor more than 60 days' prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and Additional Interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on July 1 of each of the years set forth below.

Year	Percentage
2007	104.063%
2008	102.031%
2009 and thereafter	100.000%

        Prior to July 1, 2006, Nextel Partners may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.125% of the principal amount of the notes redeemed, plus Additional Interest, if any, to the redemption date if:

  •
  Nextel Partners receives net proceeds from one or more sales of its Capital Stock (other than Redeemable Stock) prior to July 1, 2006;

  •
  at least 65% of the notes issued under the indenture remain outstanding immediately after the redemption; and

  •
  the redemption occurs within 60 days of such sale.

Mandatory Redemption; Sinking Fund

        Except as described under "—Covenants—Limitation on Asset Sales" and "—Covenants—Change of Control" below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  •
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  •
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 45 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Covenants

        In the indenture, Nextel Partners agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

  •
  incur additional Debt;

  •
  pay dividends, acquire shares of Nextel Partners, make Investments or redeem Debt of Nextel Partners which is subordinate in right of payment to the notes;

  •
  designate Unrestricted Subsidiaries;

  •
  enter into transactions with Affiliates;

  •
  engage in any business other than telecommunications;

  •
  create Liens;

  •
  make loans or advances to Nextel Partners or any other Restricted Subsidiary or to transfer any of its property or assets to Nextel Partners or any other Restricted Subsidiary;

  •
  issue or sell shares of Capital Stock of Restricted Subsidiaries; and

  •
  make Asset Sales.

        In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel Partners to repurchase all or part of such holder's notes at a price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase. The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

Limitation on Consolidated Debt

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment):

          (1)   the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0, or

          (2)   in the case of any incurrence of Debt prior to January 1, 2005 only, Consolidated Debt would be equal to or less than 80% of Total Invested Capital.

Limitation on Restricted Payments

        Nextel Partners will not, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution to the holders of, any shares of its Capital Stock, excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

          (2)   purchase, redeem or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any Capital Stock of Nextel Partners (including options, warrants or other rights to acquire such Capital Stock);

          (3)   redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

          (4)   make, or permit any Restricted Subsidiary to, directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment

(each of the actions set forth in clauses (l) through (4), other than any such action that is a Permitted Investment or a Permitted Distribution, being referred to as a "Restricted Payment") unless, at the time of and after giving effect to such Restricted Payment:

            (a)   no Default or Event of Default has occurred and is continuing;

            (b)   Nextel Partners would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above; and

            (c)   after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made from the Closing Date does not exceed:

              (A)  the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

              (B)  the aggregate net proceeds (other than proceeds from a Committed Capital Contribution), including the fair market value of property other than cash, as determined:

                (x)   in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y)   in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after February 24, 2000 of shares of its Capital Stock (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners' Board of Directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

              (C)  the aggregate net proceeds, including the fair market value of property other than cash, as determined:

                (x)   in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                (y)   in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after February 24, 2000 of any Capital Stock of Nextel Partners (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.

        Nothing contained in this section limits or restricts Nextel Partners from making any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution nor a Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

        In addition, the foregoing limitations do not prevent Nextel Partners from:

          (1)   paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the indenture,

          (2)   repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

            (a)   in the case of all such employees or directors (other than Itemized Executives), $3.0 million in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

            (b)   in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases under this clause (2)(b) not to exceed $5.0 million in any fiscal year;

provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),

          (3)   the repurchase, redemption or other acquisition for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

          (4)   making a loan in the aggregate principal amount of approximately $2.2 million to a certain officer of Nextel Partners (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),

          (5)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

            (a)   the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

            (b)   Debt that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),

          (6)   the repurchase, redemption or other acquisition of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock), or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment,

          (7)   the payment of dividends in cash on the Series B redeemable preferred stock in compliance with the indenture, if Nextel Partners, on a pro forma basis, would have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above,

          (8)   the repurchase, redemption or other acquisition of the Series B redeemable preferred stock in compliance with the indenture, if Nextel Partners, on a pro forma basis, would have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above, or

          (9)   other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above).

        Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.

        For purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

          (a)   the sum of (i) the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

          (b)   all expenses incurred in connection with such issuance or sale.

        In addition, for purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

        For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners' Board of Directors (whose good faith determination shall be conclusive and evidenced by a Board Resolution).

        The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made.

Restricted Subsidiaries

        Subject to compliance with the "Limitation on Restricted Payments" covenant, Nextel Partners' Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

        The designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the "Limitation on Restricted Payments" covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners' ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        Notwithstanding the foregoing provisions of this "Restricted Subsidiaries" covenant, the Board of Directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:

          (a)   Nextel Partners or any of its other Restricted Subsidiaries:

              (i)  provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

             (ii)  is directly or indirectly liable for any Debt of such Subsidiary,

          (b)   a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

          (c)   such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

        Nextel Partners' Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners' Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this "Restricted Subsidiaries" covenant, all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries.

Transactions with Affiliates

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this "Transactions with Affiliates" covenant will not limit, or be applicable to:

  •
  any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,

  •
  any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or

  •
  any Permitted Transactions.

        In addition, any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration of $5 million or more must be approved in good faith by:

  •
  a majority of Nextel Partners' Disinterested Directors (of which there must be at least one) and evidenced by a Board Resolution, or

  •
  if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners that is approved by a majority of the Disinterested Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board Resolution or for which a fairness opinion has been issued will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus will be permitted under this "Transactions with Affiliates" covenant.

Limitation on the Activities of Nextel Partners and its Restricted Subsidiaries

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including such businesses, activities and services as Nextel Partners and the Restricted Subsidiaries were engaged in on the Closing Date.

Limitation on Liens

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Dividend and Other-Payment Restrictions Affecting Subsidiaries

        Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,

          (2)   make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

          (3)   transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  •
  existing Debt as in effect on the date of the indenture,

  •
  any Credit Facility as in effect as of the date of the indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the indenture (as conclusively determined in good faith by Nextel Partners' Board of Directors and set forth in a Board Resolution),

  •
  the indenture and the notes,

  •
  applicable law,

  •
  any instrument governing Debt and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and payment restrictions other than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners) or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the indenture to be incurred,

  •
  customary non-assignment provisions in leases entered into in the ordinary course of business,

  •
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

  •
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,

  •
  Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Limitation on Liens" that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

  •
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

  •
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to:

          (a)   transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless: such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and the cash Net Proceeds from such transfer are applied in accordance with the covenant described under the caption "—Limitation on Asset Sales," and

          (b)   will not permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.

        The foregoing restrictions will not apply to:

  •
  the creation of Permitted Joint Ventures,

  •
  any transfer required by applicable law or regulation,

  •
  the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the indenture, and

  •
  transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital Stock.

Limitation on Asset Sales

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

  •
  Nextel Partners or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the trustee, which determination shall be conclusive, and

  •
  at least 80% of the consideration for such disposition consists of cash;

provided that the amount of:

  •
  any liabilities (as shown on Nextel Partners' or such Restricted Subsidiary's most recent balance sheet), of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets and

  •
  any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

        Within 360 days after receipt of any Net Proceeds from an Asset Sale, Nextel Partners may apply those Net Proceeds at its option:

  •
  to repay Debt under a Credit Facility or any Vendor Financing Debt,

  •
  to make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the indenture or in a business reasonably related thereto, or

  •
  to acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the indenture or in businesses reasonably related thereto.

        Pending the final application of any such Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nextel Partners will be required to make an offer (an "Asset Sale Offer") to all holders of notes and all holders of other Debt that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount at maturity of notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other pari passu Debt, respectively.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Change of Control

        Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an Offer to Purchase all outstanding notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Nextel Partners to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

        Restrictions in the indenture on the ability of Nextel Partners and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Nextel Partners, whether favored or opposed by the management of Nextel Partners. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Nextel Partners or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Nextel Partners or any of its Subsidiaries by the management of Nextel Partners or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        Nextel Partners does not currently have adequate financial resources to effect such repurchases and repurchase the notes upon a Change of Control and there can be no assurance that Nextel Partners will have such resources in the future. The inability of Nextel Partners to repurchase the notes upon a Change of Control would constitute an Event of Default.

        In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by Nextel Partners or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of Nextel Partners to effect any repurchase required under the indenture in connection with a Change of Control.

        In the event that Nextel Partners makes an Offer to Purchase the notes, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Provision of Financial Information

        Whether or not Nextel Partners is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the indenture obligates Nextel Partners to file with the SEC copies of the annual and quarterly reports and other documents that Nextel Partners would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Nextel Partners were subject thereto on or prior to the respective dates (the "Required Filing Dates") by which Nextel Partners would have been required to file such document. Nextel Partners will also, within 15 days of each Required Filing Date, transmit by mail to all holders without cost to such holders and file with the trustee, copies of the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, promptly upon written request of any prospective holder, Nextel Partners shall supply copies of these documents.

        In addition, Nextel Partners has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

Merger, Sale of Assets, Etc.

        Nextel Partners shall not, in any transaction or series of related transactions:

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  merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person; and

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  permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

          (a)   either:

            (A)  if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or

            (B)  the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Nextel Partners under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect, and

          (b)   immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

          (c)   Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

            (A)  have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

            (B)  be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under "—Covenant—Limitation on Consolidated Debt."

        The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary. The indenture also provides that Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof (required under clause (a)(B) of the preceding paragraph) comply with the requirements of the indenture and an opinion of counsel. Each such Officers' Certificate shall set forth the manner of determination of Nextel Partners' compliance with clause (c) of the preceding paragraph.

        For all purposes of the indenture and the notes (including the provisions described in the two immediately preceding paragraphs and the "Limitation on Consolidated Debt" and "Restricted Subsidiaries" covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Restricted Subsidiaries" covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

        The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

Certain Definitions

        Set forth below is a summary of some of the definitions used in the indenture. Reference is made to the indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided.

        "Acquired Debt" means Debt of a Person:

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  existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

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  secured by a Lien encumbering any asset of such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to section 6 of the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under "—Covenants—Transactions with Affiliates" only, "affiliate" shall be deemed to include, any Person owning, directly or indirectly, (i) 10% or more of the outstanding Common Stock of Nextel Partners or (ii) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

        "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

        "Asset Sale" means:

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  the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Covenants—Change of Control" and/or the provisions described above under the caption

    "—Covenants-Merger, Sale of Assets, Etc." and not by the provisions of the Asset Sale covenant), and

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  the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners' Subsidiaries;

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

        The following items shall not be deemed to be Asset Sales:

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  a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

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  an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

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  a Restricted Payment that is permitted by the covenant described under "—Covenants—Limitation on Restricted Payments,"

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  Permitted Joint Ventures and

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  any License Exchange.

        "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

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  the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

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  the sum of all such principal payments.

        "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Nextel Partners to have been duly adopted by its Board of Directors (unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors) and to be in full force and effect on the date of such certification and delivered to the trustee.

        "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

        "Change of Control" means the occurrence of any of the following events:

          (1)   any person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (2)   Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates with, or merges with or into, Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

            (a)   the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

              (A)  Voting Stock (other than Redeemable Stock) of the surviving or transferee Person or

              (B)  cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the indenture, and

            (b)   immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person; provided that no Change of Control shall be deemed to occur pursuant to this clause (2) if the surviving or transferee Person or the person referred to in clause (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (3)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors together with:

            (a)   any directors who are members of the Board of Directors on the Closing Date,

            (b)   any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

            (c)   any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners' certificate of incorporation or by-laws) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

        Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time (if any) as the conditions described in such exceptions cease to have been met.

        "Closing Date" means June 23, 2003, the date on which the notes were first issued under the indenture.

        "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

        "Code" means the Internal Revenue Code, as amended from time to time, and the rules and regulations thereunder.

        "Committed Capital Contribution" means the irrevocable cash commitments pursuant to those certain subscription and contribution agreements by and among Nextel Partners, Nextel WIP Corp., Motorola and the Cash Equity Investors (as defined therein), as in effect on the date of the indenture.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Debt" means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

        "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

        "Consolidated Interest Expense" of any Person means, for any period:

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  the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

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  the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

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  all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

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  the product of:

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  all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

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  a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

        "Consolidated Net Income" and "Consolidated Net Loss" mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

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  any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

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  any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

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  any after-tax gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt),

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  any foreign exchange gain or loss,

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  all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

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  any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

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  the net income (or loss) of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

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  all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

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  the net income (but not net loss) of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevent the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

        "Consolidated Net Income (Loss)" means, for any period, Nextel Partners' Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel

Partners, no effect shall be given to adjustments following the Closing Date to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facility" means any credit facility (whether a term or revolving type or both, including the New Credit Facility) or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a "Credit Facility" for purposes of the indenture, and shall include all such credit facilities in existence on the Closing Date whether or not so designated.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1)   every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses relating thereto,

          (2)   every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4)   every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5)   every Capital Lease Obligation of such Person,

          (6)   the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

          (7)   every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, "Hedging Agreements"), and

          (8)   every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

        The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be "Debt." The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

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  zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt and

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  the notional amount of such obligation if it is not so incurred.

        "Default" means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

        "Default Amount" means, in respect of any note 100% of the principal amount payable in respect of the note at the Stated Maturity thereof.

        "Directed Investment" by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after February 24, 2000 of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners' Board of Directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by Nextel Partners on or after the daft of the indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

        "Disinterested Director" means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners' Board of Directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

        "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "Exchange Securities" means the new securities of Nextel Partners that may be exchanged for the notes pursuant to a registration rights agreement.

        "Fair Market Value" means, for purposes of clause (1) of the "Limitation on Consolidated Debt" covenant, the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by Nextel Partners' Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, provided that:

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  the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

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  in the event the aggregate Fair Market Value of any other property received by Nextel Partners exceeds $10 million, the Fair Market Value of such property shall be determined in good faith by Nextel Partners' Board of Directors, including a majority of the Disinterested Directors who are then members of such Board of Directors, which determination shall be conclusive if evidenced by a Board Resolution.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person to:

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  purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of any security for the payment of such Debt,

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  purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

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  maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

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  the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

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  a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock (or any options, warrants or rights to acquire Capital Stock), or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

  •
  extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

        "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

        "Itemized Executive" means any of the following individuals: (i) John Chapple; (ii) John Thompson; (iii) David Aas; (iv) Perry Satterlee; and (v) Mark Fanning.

        "License Exchange" means:

  •
  any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners' Board of Directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million, or

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  any transaction pursuant to which Nextel Partners transfers certain of its Licenses to Nextel or any Affiliates of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million.

        "Licenses" means SMR licenses granted by the FCC that entitle the holder to use the radio channels covered thereby, subject to compliance with FCC rules and regulations, in connection with the SMR business.

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Marketable Securities" means:

          (1)   securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

          (2)   time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by S&P or Aaa or better (or the equivalent thereof), by Moody's;

          (3)   commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within one year;

          (4)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

          (5)   investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

        "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the trustee.

        "Net Proceeds" means the aggregate cash proceeds received by Nextel Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

  •
  the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions),

  •
  any relocation expenses incurred as a result thereof,

  •
  taxes paid or payable as a result thereof,

  •
  amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

  •
  amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

  •
  distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

  •
  appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

        "New Credit Facility" means that certain credit agreement, dated as of January 29, 1999, as amended and restated in September 1999, and further amended on March 10, 2000, January 25, 2001, January 21, 2002 and April 17, 2003 by and among a subsidiary of Nextel Partners and a syndicate of banks and other financial institutions led by Credit Suisse First Boston, as arranger, Credit Suisse First Boston, as syndication agent and the Bank of Montreal, as administrative agent, governing a $175.0 million term loan facility, a $150.0 million term loan facility, a $50.0 million term loan facility and a $100.0 million revolving credit facility, and Hedging Agreements with Persons that were lenders under the New Credit Facility (or were affiliates of such lenders) at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and /or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

        "Offer to Purchase" means a written offer (the "Offer") sent by Nextel Partners by first class mail, postage prepaid, to each holder at the address appearing in the security register maintained by the trustee (the "Security Register") on the date of the Offer offering to purchase the notes at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 45 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. Nextel Partners will notify the trustee at least 15 days (or such shorter period as is acceptable to the trustee), prior to the mailing of the Offer of Nextel Partners' obligation to make an Offer to Purchase, and the Offer will be mailed by Nextel Partners or, at Nextel Partners' request, by the trustee, in the name and at the expense of Nextel Partners. The Offer will contain information concerning the business of Nextel Partners and its Subsidiaries which, at a minimum, will include:

          (1)   the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer),

          (2)   a description of material developments in Nextel Partners' business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Nextel Partners to make the Offer to Purchase),

          (3)   if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring Nextel Partners to make the Offer to Purchase and

          (4)   any other information required by applicable law to be included therein.

        The Offer will contain all instructions and materials necessary to enable such holders to tender their notes pursuant to the Offer to Purchase.

        The Offer shall also state:

  •
  the section of the indenture pursuant to which the Offer to Purchase is being made;

  •
  the Expiration Date and the Purchase Date;

  •
  the aggregate principal amount of the outstanding notes offered to be purchased by Nextel Partners pursuant to the Offer to Purchase (the "Purchase Amount");

  •
  the purchase price to be paid by Nextel Partners for each $1,000 principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

  •
  that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of notes tendered must be tendered in an integral multiple of $1,000 of principal amount;

  •
  the place or places where the notes are to be surrendered for tender pursuant to the Offer to Purchase;

  •
  that interest, if any, on any notes not tendered or tendered but not purchased by Nextel Partners pursuant to the Offer to Purchase will continue to accrue;

  •
  that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase;

  •
  that each holder electing to tender notes pursuant to the Offer to Purchase will be required to surrender such notes at the place or places Nextel Partners or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Nextel Partners and the trustee duly executed by the holder thereof or his attorney duly authorized in writing);

  •
  that holders will be entitled to withdraw all or any portion of the notes tendered if Nextel Partners (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes the holder tendered, the certificate number of the notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  •
  that Nextel Partners will purchase all such notes duly tendered and not withdrawn pursuant to the Offer to Purchase; and

  •
  that in the case of any holder whose notes are purchased only in part, Nextel Partners will execute, and the trustee will authenticate and deliver to the holder of such notes without service charge, new notes of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

        Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Nextel Partners, and delivered to the trustee.

        "Operating Cash Flow" means, for any fiscal quarter:

  •
  Nextel Partners' Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

  •
  all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

              (A)  any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

              (B)  any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

              (C)  if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed (including through termination or discontinuance of activities constituting such operating business) of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

                (x)   in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the trustee, and

                (y)   in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners' Board of Directors set forth in an Officers' Certificate delivered to the trustee.

        "Paying Agent" means any Person authorized by Nextel Partners to pay the principal of (and premium, if any) or interest on any notes on behalf of Nextel Partners.

        "Permitted Debt" means:

          (1)   any Debt (including Guarantees thereof) outstanding on the Closing Date (including the notes originally issued on the Closing Date) and any accretion of original issue discount and accrual of interest with respect to such Debt;

          (2)   any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause not to exceed $475.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption "Asset Sales":

          (3)   any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

          (4)   Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause;

          (5)   Debt:

            (a)   in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business,

            (b)   under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

              (A)  are designed solely to protect Nextel Partners or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

              (B)  do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

            (c)   arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

          (6)   renewals, refundings or extensions of any Debt referred to in clause (1) or (3) above or (8) below or Incurred pursuant to clause (2) under the caption "Limitation on Consolidated Debt" and any renewals, refundings or extensions thereof, plus:

            (a)   the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension and

            (b)   such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension, provided that such renewal, refunding or extension shall constitute Permitted Debt only:

              (A)  to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

              (B)  to the extent such renewed, refunded or extended Debt does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

          (7)   Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

          (8)   all new notes issued pursuant to the terms of the registration rights agreement for the notes;

          (9)   Debt (in addition to Debt permitted under clauses (1) through (8) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

        In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through (9), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

        "Permitted Distribution" of a Person means:

  •
  the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock; and

  •
  the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the notes, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either:

            (a)   Capital Stock of Nextel Partners (other than Redeemable Stock) or

            (b)   Debt of Nextel Partners that is subordinate in right of payment to the notes on subordination terms no less favorable to the holders of the notes in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that, such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

        "Permitted Holder" means each of:

          (1)   Nextel Communications, Inc., and any entity or entities controlled by, directly or indirectly, Nextel Communications, Inc.,

          (2)   Motorola, Inc.,

          (3)   DLJMB, and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing, and

          (4)   any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (1) through (4) of this definition.

        "Permitted Investment" means any Investment in Marketable Securities or a Permitted Joint Venture.

        "Permitted Joint Venture" means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

  •
  for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners' markets; provided that the aggregate value of all assets contributed by Nextel Partners or any of its Restricted Subsidiaries to any joint venture pursuant to this clause shall not exceed $15.0 million (as determined in good faith by Nextel Partners' Board of Directors) or

  •
  in which Nextel Partners or any of its Restricted Subsidiaries: is responsible for the managerial control of such joint venture and owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause, does not cover or service more than 10% of the POPs (computed by including only a percentage of the total POPs equal to Nextel Partners' percentage ownership in that joint venture) covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

        "Permitted Liens" means:

           (1)  Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the indenture to be Incurred;

           (2)  Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

           (3)  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

           (4)  Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

           (5)  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

           (6)  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the definition of "Permitted Debt";

           (7)  Liens existing on the date of the indenture;

           (8)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

           (9)  Liens (including zoning restrictions, servitudes, easements and rights-of-way) incurred in the ordinary course of business of Nextel Partners or any Subsidiary that:

            (a)   are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

            (b)   do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

         (10)  Liens of a lessor under a lease (other than a capitalized lease);

         (11)  Liens not otherwise permitted by the foregoing clauses (1) through (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners' consolidated tangible assets; and

         (12)  Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3), (4), (5) or this clause (12) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of Debt so secured is not increased except as otherwise permitted by the indenture.

        "Permitted Transaction" means:

  •
  any transaction pursuant to written agreements existing on the Closing Date and described in or incorporated by reference into this prospectus,

  •
  any transaction or transactions with any vendor or vendors (other than Motorola) of property or materials used in the telecommunications business (including related activities and services) of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

  •
  any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of January 29, 1999 and as amended on September 9, 1999, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

  •
  agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of January 29, 1999, as amended,

  •
  any License Exchange, and

  •
  any issuance of equity by Nextel Partners (other than Redeemable Stock).

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "POP" means the population equivalents as estimated by Nextel Partners by extrapolation from the 1990 or 2000 U.S. Census and other publicly available information.

        "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Preferred Stock" means Nextel Partners' Series B redeemable preferred stock.

        "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms or otherwise is:

          (1)   required to be redeemed prior to the Stated Maturity of the notes,

          (2)   redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the notes, or

          (3)   convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners' repurchase of such notes as are required to be repurchased pursuant to the covenant described under the caption "Change of Control."

        "Required Consent" means except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the notes.

        "Restricted Subsidiary" means any Subsidiary of Nextel Partners, whether existing on the Closing Date or created subsequent thereto, designated from time to time by the Board of Director as (or otherwise deemed to be) a "Restricted Subsidiary" in accordance with the covenant described under the caption "Restricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then "S&P" will mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the trustee.

        "Specialized Mobile Radio" or "SMR" means a mobile radio communications system that is operated as described in this prospectus or a document incorporated by reference herein.

        "Stated Maturity," when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

        "Subsidiary" of any Person means:

  •
  a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

  •
  any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Total Common Equity" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of:

          (1)   the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and

          (2)   the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

        If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        "Total Invested Capital" means at any time of determination, the sum of, without duplication:

  •
  the total amount of equity contributed to Nextel Partners as of January 29, 1999 (being $183.2 million), plus

  •
  the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock (other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock)), including cash payments under the Committed Capital Contribution, subsequent to January 29, 1999, other than to a Restricted Subsidiary, plus

  •
  the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after January 29, 1999 and constituting a Restricted Payment in an amount equal to the lesser of: the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

  •
  an amount equal to the Consolidated net Investment (as of the date of determination) Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after January 29, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries," plus

  •
  Consolidated Debt,

      minus

  •
  the aggregate amount of all Restricted Payments declared or made on or after January 29, 1999.

        "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

        "Trustee" means the trustee under the indenture.

        "U.S. Government Obligation" means:

  •
  any security which is: a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

  •
  any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

        "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries."

        "Vendor Financing Debt" means any Debt owed to:

  •
  a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

  •
  any Affiliate of such a vendor or supplier,

  •
  any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

  •
  a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of: the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials), the cost of design, development, site acquisition and construction, any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Wholly Owned Restricted Subsidiary" of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than directors' qualifying shares) is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries.

Events of Default

        The following will be Events of Default under the indenture:

          (1)   failure to pay principal of (or premium, if any, on) any notes when due;

          (2)   failure to pay any interest on any notes when due, continued for 30 days;

          (3)   default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants—Change of Control" when due and payable, or failure to make an Offer to Purchase as required thereunder;

          (4)   failure to perform or comply with the provisions described under "Covenants—Merger, Sales of Assets, Etc.";

          (5)   failure to perform any other covenant or agreement of Nextel Partners under the indenture or the notes continued for 60 days after written notice to Nextel Partners by the trustee or holders of at least 25%, in aggregate principal amount of the outstanding notes;

          (6)   failure to pay when due the principal of, or acceleration of, any Debt of Nextel Partners or any Restricted Subsidiary having an outstanding principal amount of at least $25 million, individually or in the aggregate;

          (7)   the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25 million which remains undischarged or unbonded for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

          (8)   certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be in conflict with any rule of law or with the indenture.

        If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may accelerate the maturity of all notes by a notice in writing to Nextel Partners; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (8) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see "Modification and Waiver."

        No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless also the holders of a majority in aggregate principal amount of the outstanding notes have made written request, and offered satisfactory indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        The indenture provides that if a Default occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (5) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof.

        Nextel Partners will be required to furnish to the trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the indenture and Nextel Partners is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

        Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Satisfaction and Discharge of the Indenture

        If:

          (a)   either (i) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid and notes the payment money for which has been deposited and held in trust by Nextel Partners and thereafter repaid to Nextel Partners or discharged pursuant to the indenture) have been delivered to the trustee for cancellation or (ii) all notes not delivered to the trustee for cancellation (A) have become due and payable or (B) will become due and payable or (C) are to be called for redemption within one year under arrangements satisfactory to the trustee, and Nextel Partners, in the case of (A), (B) or (C) above, has deposited with the trustee funds sufficient to pay and discharge the entire indebtedness on the notes not delivered to the trustee;

          (b)   Nextel Partners has paid all other sums payable by it under the indenture; and

          (c)   Nextel Partners has delivered an officers' certificate and opinion of counsel stating that all conditions have been met;

the indenture will cease to be of further effect as to all outstanding notes except as to:

          (1)   rights of registration of transfer and exchange and Nextel Partners' right of optional redemption,

          (2)   substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,

          (3)   rights of holders to receive payment of principal of and premium, if any, and interest on the notes,

          (4)   rights, obligations and immunities of the trustee under the indenture, and

          (5)   rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them.

Defeasance

        The indenture will provide that, at the option of Nextel Partners:

          (1)   if applicable, Nextel Partners will be discharged from any and all obligations in respect of the outstanding notes or

          (2)   if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the outstanding notes. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect.

        Such trust may only be established if, among other things:

          (a)   with respect to clause (1), Nextel Partners shall have delivered to the trustee an opinion of counsel that Nextel Partners has either received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, to the effect that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

          (b)   no Default or Event of Default will have occurred or be continuing;

          (c)   the deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

          (d)   certain other customary conditions precedent are satisfied.

Modification and Waiver

        Modifications and amendments of the indenture may be made by Nextel Partners and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the due date of the principal of, or any installment of interest on, any note;

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  reduce the principal amount of, or the premium or interest on, any note;

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  reduce the Default Amount that would be due and payable on acceleration of the notes;

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  change the place or currency of payment of principal of, or premium or interest on, any note;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

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  waive a default in the payment of, or the premium or interest on, any note;

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  reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;

  •
  reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders of the notes.

Notwithstanding the foregoing, without the consent of any holder of notes, Nextel Partners and the trustee may amend or supplement the indenture or the notes:

  •
  to cure any ambiguity, defect or inconsistency,

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  to provide for the assumption of Nextel Partners' obligations to holders of notes in the case of a merger or consolidation,

  •
  to make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

  •
  to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by Nextel Partners with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, will have any liability for any obligations of Nextel Partners under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the commission that such waiver is against public policy.

Governing Law

        The indenture and the notes will be governed by the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture, contain limitations on the rights of the trustee, should it become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Nextel Partners or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering and the closing of the offering (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Notes also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nextel Partners takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Nextel Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Nextel Partners that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are

Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Nextel Partners and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nextel Partners, the trustee nor any agent of Nextel Partners or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Nextel Partners that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Nextel Partners. Neither Nextel Partners nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Nextel Partners and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Nextel Partners that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Nextel Partners nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC notifies Nextel Partners that it is unwilling or unable to continue as depositary for the Global Notes and Nextel Partners fails to appoint a successor depositary;

          (2)   the exchange is in accordance with the rules of DTC and the special transfer provisions of the indenture; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes and the trustee has received a request for exchange from DTC.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

          (1)   such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

          (2)   the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) providing that the sale has been made in compliance with Rule 144A to a transferee who has signed the certificate stating that the tranfereee:

            (a)   is a qualified institutional buyer within the meaning of Rule 144A;

            (b)   is purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

            (c)   acknowledges that it has received such information regarding Nextel Partners as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its representations in order to claim the exemption from registration provided by Rule 144A.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

        Nextel Partners will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Nextel Partners will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Nextel Partners expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Nextel Partners that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS

14% Senior Discount Notes

        In January 1999, we sold $800.0 million aggregate principal amount at maturity 14% senior discount notes due February 1, 2009. The 14% senior discount notes were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $406.0 million. In July 1999 the 14% senior discount notes were exchanged by us for registered notes having the same financial terms and covenants as the 14% senior discount notes privately placed in January 1999. Cash interest will not accrue on the notes prior to February 1, 2004. On April 18, 2000, we redeemed 35% of the accreted value of the 14% senior discount notes for an aggregate of approximately $191.2 million with proceeds from our initial public offering. The redemption payment of an aggregate of approximately $191.2 million included $167.7 million of the 14% senior discount notes plus a 14% premium of approximately $23.5 million. In November and December 2002 and February 2003, we exchanged approximately $35.0 million (principal amount at maturity) of the 14% senior discount notes for shares of our Class A common stock. From May 13, 2003 through June 4, 2003, we purchased approximately $86.1 million (principal amount at maturity) of the 14% senior discount notes for cash in open-market purchases. On June 11, 2003 we commenced a tender offer and consent solicitation relating to all of our outstanding 14% senior discount notes. Pursuant to this consent solicitation, we received the consents necessary to amend the indenture governing the 14% senior discount notes to eliminate substantially all of the restrictive covenants and certain event of default provisions. From June 11, 2003 through July 11, 2003, we repurchased approximately $392.3 million (principal amount at maturity) of our 14% senior discount notes for cash. The notes still outstanding will accrete in value representing the amortization of original issue discount at a rate of 14%, compounded semiannually, to an aggregate principal amount of $6.5 million by February 1, 2004.

        The 14% senior discount notes:

  •
  are subject to the provisions of an indenture;

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  are senior unsecured obligations of ours;

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  will mature on February 1, 2009; and

  •
  bear interest at the rate of 14% per annum, which interest is to be paid semi-annually on February 1 and August 1 of each year, commencing August 1, 2004.

        We may redeem the 14% senior discount notes, in whole or in part, at any time on or after February 1, 2004. If we choose this optional redemption, we are required to redeem the 14% senior discount notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date:

Year	Percentage
2004	107.000%
2005	104.667%
2006	102.333%
2007 and thereafter	100.000%

        In addition, in the event of a change of control as defined in the indenture relating to the 14% senior discount notes, each holder of 14% senior discount notes will have the right to require us to repurchase all or part of such holder's 14% senior discount notes at a price equal to 101% of the accreted value plus any liquidated damages to any purchase date prior to February 1, 2004 or 101% of the aggregate principal amount of the 14% senior discount notes, plus accrued and unpaid interest and any liquidated damages to any purchase date after February 1, 2004.

        Events of default under the indenture relating to the 14% senior discount notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on, any 14% senior discount note when due;

  •
  the failure to pay any interest on any 14% senior discount note when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on 14% senior discount notes required to be purchased;

  •
  the failure to perform or comply with the covenants in the indenture relating to a merger or sale of assets;

  •
  the failure to perform any other covenant or agreement under the indenture, such failure continuing for 60 days after written notice;

  •
  the failure to pay when due the principal of, or the acceleration of, any debt having an outstanding principal amount of at least $25.0 million, individually or in the aggregate;

  •
  the rendering of a final judgment for the payment of money in an aggregate amount in excess of $25.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

  •
  certain events of bankruptcy, insolvency or reorganization.

If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 14% senior discount notes may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 14% senior discount notes will automatically become immediately due and payable.

11% Senior Notes

        On March 10, 2000, we issued $200.0 million of 11% senior notes due 2010, and on July 27, 2000, we issued an additional $200.0 million of 11% senior notes, each in a private placement. We subsequently exchanged all of the March 2000 and July 2000 notes for registered notes having the same financial terms and covenants as the privately placed notes. In November 2002 we exchanged $10.0 million (principal amount at maturity) of the notes for shares of our Class A common stock. During August 2003, we purchased approximately $22.6 million of the 11% senior notes for cash in open-market purchases.

        The 11% senior notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on March 15, 2010; and

  •
  bear interest at the rate of 11% per annum, which interest is to be paid semi-annually on March 15 and September 15 of each year, and commenced September 15, 2000.

        We may redeem the 11% senior notes, in whole or in part, at any time on or after March 15, 2005. If we choose this optional redemption, we are required to redeem the 11% senior notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years set forth below.

Year	Percentage
2005	105.500%
2006	103.667%
2007	101.833%
2008 and thereafter	100.000%

        In the indenture relating to the 11% senior notes, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the 11% senior notes;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to our subsidiaries or transfer any of our property or assets to our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the 11% senior notes, each holder of 11% senior notes will have the right to require us to repurchase all or part of such holder's 11% senior notes at a price equal to 101% of the aggregate principal amount of the 11% senior notes repurchased, plus accrued and unpaid interest and liquidated damages on the 11% senior notes repurchased, if any, to the date of purchase.

        Events of default under the indenture relating to the 11% senior notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on, any 11% senior note when due;

  •
  the failure to pay any interest on any 11% senior note when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on 11% senior notes required to be purchased;

  •
  the failure to perform or comply with the covenants in the indenture relating to a merger or sale of assets;

  •
  the failure to perform any other covenant or agreement under the indenture, such failure continuing for 60 days after written notice;

  •
  the failure to pay when due the principal of, or the acceleration of, any debt having an outstanding principal amount of at least $25.0 million, individually or in the aggregate;

  •
  the rendering of a final judgment for the payment of money in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 11% senior notes may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 11% senior notes will automatically become immediately due and payable.

12 1/2% Senior Discount Notes

        In December 2001, we sold $225.0 million aggregate principal amount at maturity 12 1/2% senior discount notes due November 15, 2009. The 12 1/2% senior discount notes were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $210.4 million. In April 2002 the 12 1/2% senior discount notes were exchanged by us for registered notes having the same financial terms and covenants as the 12 1/2% senior discount notes privately placed in December 2001. As of June 30, 2003, the accreted value of the outstanding 12 1/2% senior discount notes was approximately $212.2 million. During August 2003, we purchased approximately $11.1 million (principal amount at maturity) of the 12 1/2% senior discount notes for cash in open-market purchases.

        The 12 1/2% senior discount notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on November 15, 2009; and

  •
  bear interest at the rate of 12 1/2% per annum, which interest is payable semi-annually in cash in arrears on November 15 and May 15 of each year, and commenced on May 15, 2002.

        We may redeem any of the 12 1/2% senior discount notes at any time on or after November 15, 2005, in whole or in part. If we choose this optional redemption, we are required to redeem the 12 1/2% senior discount notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date:

Year	Percentage
2005	106.250%
2006	103.125%
2007	100.000%

        In the indenture relating to the 12 1/2% senior discount notes, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the 12 1/2% senior discount notes;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to our subsidiaries or transfer any of our property or assets to our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the 12 1/2% senior discount notes, each holder of 12 1/2% senior discount notes will have the right to require us to repurchase all or part of such holder's 12 1/2% senior discount notes at a price equal to 101% of the aggregate principal amount of the 12 1/2% senior discount notes repurchased, plus accrued and unpaid interest and liquidated damages on the 12 1/2% notes repurchased, if any, to the date of repurchase.

        Events of default under the indenture relating to the 12 1/2% senior discount notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on, any 12 1/2% senior discount note when due;

  •
  the failure to pay any interest on any 12 1/2% senior discount note when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on 12 1/2% senior discount notes required to be purchased;

  •
  the failure to perform or comply with the covenants in the indenture relating to a merger or sale of assets;

  •
  the failure to perform any other covenant or agreement under the indenture, such failure continuing for 60 days after written notice;

  •
  the failure to pay when due the principal of, or the acceleration of, any debt having an outstanding principal amount of at least $25.0 million, individually or in the aggregate;

  •
  the rendering of a final judgment for the payment of money in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 12 1/2% senior discount notes may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 12 1/2% senior discount notes will automatically become immediately due and payable.

1 1/2% Convertible Senior Notes (May and June 2003)

        In May and June 2003, we issued an aggregate principal amount of $175.0 million of 1 1/2% convertible senior notes due November 15, 2008 in private placements. The 1 1/2% convertible senior notes are convertible into shares of our Class A common stock at a conversion rate of 131.9087 shares per $1,000 principal amount of notes, or $7.58 per share, subject to adjustment. We subsequently filed a registration statement with the SEC to register the resale of the 1 1/2% convertible senior notes and the shares of our Class A common stock into which the 1 1/2% convertible senior notes are convertible.

        The 1 1/2% convertible senior notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  are convertible into shares of our Class A common stock;

  •
  are not redeemable at our option prior to maturity;

  •
  will mature on November 15, 2008; and

  •
  bear interest at the rate of 1 1/2% per annum, which interest is to be paid semi-annually on May 15 and November 15 of each year, commencing November 15, 2003.

        In addition, in the event of a fundamental change as defined in the indenture relating to the 1 1/2% convertible senior notes, each holder of 1 1/2% convertible senior notes will have the right to require us to repurchase all or part of such holder's 1 1/2% convertible senior notes at a price equal to 100% of the aggregate principal amount of the 1 1/2% convertible senior notes repurchased, plus accrued and unpaid interest on the 1 1/2% convertible senior notes repurchased to the date of repurchase.

        Events of default under the indenture relating to the 1 1/2% convertible senior notes include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on any 1 1/2% convertible senior notes when due upon redemption or otherwise;

  •
  the failure to pay any interest and liquidated damages, if any, on the 1 1/2% convertible senior notes when due, such failure continuing for 30 days;

  •
  the failure in the payment of principal when due or default resulting in acceleration of any of our other indebtedness where the aggregate principal amount with respect to the default or acceleration exceeds $10 million, and the acceleration has not been rescinded within 30 days;

  •
  our failure to perform or observe any of the covenants in the indenture for 60 days after notice; or

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable. If certain events of bankruptcy, insolvency or reorganization occur, the principal and accrued interest on the outstanding notes will automatically become immediately due and payable.

1 1/2% Convertible Senior Notes (August 2003)

        In August 2003, we issued an aggregate principal amount of $125.0 million of 1 1/2% convertible senior notes due November 15, 2008 in a private placement. The 1 1/2% convertible senior notes are convertible into shares of our Class A common stock at a conversion rate of 78.3085 shares per $1,000 principal amount of notes, or $12.77 per share, subject to adjustment. We have filed a registration statement with the SEC to register the resale of the 1 1/2% convertible senior notes and the shares of our Class A common stock into which the 1 1/2% convertible senior notes are convertible.

        The 1 1/2% convertible senior notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  are convertible into shares of our Class A common stock;

  •
  are not redeemable at our option prior to maturity;

  •
  will mature on November 15, 2008; and

  •
  bear interest at the rate of 1 1/2% per annum, which interest is to be paid semi-annually on May 15 and November 15 of each year, commencing November 15, 2003.

        In addition, in the event of a fundamental change as defined in the indenture relating to the 1 1/2% convertible senior notes, each holder of 1 1/2% convertible senior notes will have the right to require us to repurchase all or part of such holder's 1 1/2% convertible senior notes at a price equal to 100% of the aggregate principal amount of the 1 1/2% convertible senior notes repurchased, plus accrued and unpaid interest on the 1 1/2% convertible senior notes repurchased to the date of repurchase.

        Events of default under the indenture relating to the 1 1/2% convertible senior notes include but are not limited to:

  •
  the failure to pay principal of any 1 1/2% convertible senior notes when due upon redemption or otherwise;

  •
  the failure to pay any interest and additional interest, if any, on the 1 1/2% convertible senior notes when due, such failure continuing for 30 days;

  •
  the failure in the payment of principal when due or default resulting in acceleration of any of our other indebtedness where the aggregate principal amount with respect to the default or acceleration exceeds $10 million, and the acceleration has not been rescinded within 30 days;

  •
  our failure to perform or observe any of the covenants in the indenture for 60 days after notice; or

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest on the outstanding notes to be immediately due and payable. If certain events of bankruptcy, insolvency or reorganization occur, the principal and accrued interest on the outstanding notes will automatically become immediately due and payable

Description of Credit Facility

        Nextel Partners Operating Corp., one of our wholly owned subsidiaries, entered into a credit facility in January 1999 with a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and Bank of Montreal, as administrative agent. This credit facility was amended and restated in September 1999 and further amended on March 10, 2000, January 25, 2001, January 21, 2002 and April 17, 2003. On April 17, 2003, we amended our existing credit facility, including our related guaranty and pledge agreement, to permit the issuance of additional unsecured debt, subject to the terms and conditions of the credit facility and our related guaranty and pledge agreement. On February 5, 2002, we closed the transaction to amend our existing $425.0 million credit facility to provide for an additional $50.0 million term D loan. Currently, the credit facility, as amended, includes a $175.0 million term B loan, a $150.0 million term C loan, a $50.0 million term D loan and a $100.0 million reducing revolving credit facility. The credit facility may not exceed $475.0 million. The $175.0 million term B loan matures on January 29, 2008, and the $150.0 million term C and $50.0 million term D loans mature on July 29, 2008. The revolving credit facility will terminate on January 29, 2007. As of June 30, 2003, $374.6 million of term loans were outstanding and no amounts were outstanding under the $100.0 million revolving credit facility.

        The term B, C and D loans all bear interest, at our option, at the administrative agent's alternate base rate or reserve-adjusted London Interbank Offering Rate ("LIBOR") plus, in each case, applicable margins. The applicable margin for the $175.0 million term B loan is 4.75% over LIBOR and 3.75% over the base rate of the higher of 0.5% per annum above the latest federal funds rate or the prime rate. The applicable margin for the $150.0 million term C loan and $50.0 million term D loan is 4.25% over LIBOR and 3.25% over the base rate. For the revolving credit facility, the initial applicable margin is 4.25% over LIBOR and 3.25% over the base rate until consolidated EBITDA, as defined by the credit facility, is positive, at which time the applicable margin will be initially 4.0% over LIBOR and 3.0% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA and will range between 2.25% and 3.75% over LIBOR and between 1.25% and 2.75% over the base rate. As of June 30, 2003, the interest rates on the $175.0 million term B loan, the $150.0 million term C loan and the $50.0 million term D loan were 6.02%, 5.39% and 5.60%, respectively.

        We pay a commitment fee calculated at a rate equal to 2.0% per annum, calculated on the daily average unused commitment under the revolving credit facility, whether or not then available. Such fee is payable quarterly in arrears. The commitment fee is subject to reduction based on utilization of the revolving credit facility.

        The term loans are subject to mandatory prepayment:

  •
  with 100% of the net cash proceeds from the issuance of debt, subject to exceptions;

  •
  with 100% of the net cash proceeds of asset sales, subject to exceptions;

  •
  after December 31, 2002, with 50% of Nextel Partners Operating Corp.'s excess earnings over interest expense, taxes, capital expenditures, payments made in connection with the credit facility, and other adjustments; and

  •
  after January 29, 2004, with 50% of the net cash proceeds from the issuance of equity by us, subject to exceptions.

        Nextel Partners Operating Corp.'s obligations under the credit facility are secured by:

  •
  a first-priority lien on all property and assets, tangible and intangible, of the borrower and its subsidiaries, including accounts receivable, inventory, equipment, intellectual property, general intangibles, cash and proceeds of the foregoing; and

  •
  a first-priority pledge of its capital stock and the stock of its current and future subsidiaries, including the subsidiary holding our FCC licenses.

        Our other subsidiaries have guaranteed the obligations of Nextel Partners Operating Corp. under the credit facility.

        The credit facility contains customary covenants and restrictions on our and our subsidiaries' ability to engage in certain activities, including but not limited to:

  •
  limitations on the incurrence of liens and indebtedness;

  •
  limitations on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

  •
  severe restrictions on dividends and distributions on, and redemptions and repurchases of, capital stock, and other similar distributions.

        In addition, Nextel Partners Operating Corp. is required to comply with specified financial ratios and tests, including:

  •
  certain defined ratios of senior debt and total debt to EBITDA as adjusted;

  •
  a minimum interest coverage ratio;

  •
  a minimum fixed charge coverage ratio;

  •
  a maximum leverage ratio; and

  •
  minimum service revenues, subscriber units and covered population equivalents.

        As of June 30, 2003, Nextel Partners Operating Corp. was in compliance with all of its required covenants.

        The credit facility contains customary events of default, including defaults relating to payments, breach of representations, warranties and covenants, cross-defaults and cross-acceleration to other indebtedness, bankruptcy and insolvency, judgments, and actual or asserted invalidity of security, as well as, among others, events of default relating to:

  •
  the change of control of us or Nextel Partners Operating Corp.;

  •
  the early termination of our right to use the Nextel brand name or right to acquire equipment incorporating iDEN technology;

  •
  the termination of, revocation of, or failure to renew by the FCC of licenses material to our business;

  •
  the early termination or failure to renew of operating agreements with Nextel WIP;

  •
  certain material breaches of obligations under these operating agreements or default by Nextel WIP of certain obligations to provide agreed upon services; or

  •
  the failure of certain of our stockholders to make funding or contribution obligations in accordance with the subscription and contribution agreement.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretation. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of the notes and that will hold the notes as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This summary reflects the tax opinion of Davis Wright Tremaine LLP, delivered to us in connection with the exchange offer, to the effect that the exchange will not be a taxable event for U.S. federal income tax purposes and that the following is an accurate and fair general discussion of the laws to which the discussion refers.

        For purposes of this summary, the term "U.S. Holders" means beneficial owners of notes that are, for U.S. federal income tax purposes, (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under U.S. federal income tax laws, (2) corporations or partnerships (including entities treated as corporations or partnerships for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Beneficial owners of notes other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal tax considerations, some of which are discussed below.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of one or more notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

        This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities (except to the extent specifically set forth below), (7) U.S. expatriates, (8) brokers or dealers in securities or currencies, (9) U.S. Holders whose "functional currency" is not the U.S. dollar, (10) persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" (as defined for U.S. federal income tax purposes), or (11) persons deemed to sell the notes under the constructive sale provisions of the Code.

        This summary discusses certain U.S. federal income tax considerations applicable to the initial purchasers of the notes who purchased the notes at their "issue price" as defined in Section 1273 of the Code and the Treasury Regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to Non-U.S. Holders) or the tax laws of any foreign, state, local or other applicable jurisdiction. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

        Because the New Notes do not differ materially in kind or extent from the notes exchanged pursuant to the exchange offer (the "Old Notes"), such exchange does not constitute a taxable disposition of the Old Notes for United States federal income tax purposes. As a result, a Holder will not recognize taxable income, gain or loss on such exchange, its holding period for a New Note will include the holding period for the Old Note so exchanged, and the Holder's adjusted tax basis in the New Note will be the same as its adjusted tax basis in the Old Note so exchanged.

U.S. HOLDERS

Taxation of Interest

        Interest paid on a note will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Redemption

        As described above, the notes may be redeemed, in whole or in part, at any time on or after June 30, 2009. If we redeem some or all of the notes prior to June 30, 2009, holders of the notes will be entitled to receive a payment in excess of stated principal and interest. Under applicable Treasury Regulations relating to original issue discount ("OID"), if an issuer has an unconditional option to redeem notes early and such redemption will not minimize the yield of the notes, computation of yield and maturity of the notes is not affected by additional pre-payments. Therefore, we will not take the potential additional payment into account in determining the yield and maturity of the notes.

Additional Interest

        Under applicable Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. The failure by us to file or cause to be declared effective a registration statement with respect to an offer to exchange the notes for a new issue of identical notes registered under the Securities Act, as described under "The Exchange Offer—Additional Interest," may result in the payment of predetermined additional interest in the manner described in that section of this prospectus. We believe that the likelihood of an additional interest payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Our determination that the likelihood of such payment is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue interest income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingency. In the event that we pay additional on the notes, U.S. Holders will be required to include such amounts as ordinary interest income.

Sale or Other Taxable Disposition of the Notes

        Upon the sale, exchange or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (2) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by some non-corporate U.S. Holders, including individuals, generally will be subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        A U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to payments pursuant to the terms of a note and to proceeds received upon the sale, exchange, redemption, retirement or other disposition of a note, unless such U.S. Holder (1) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (2) provides a correct taxpayer identification number on an IRS Form W-9 (or suitable substitute form), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

NON-U.S. HOLDERS

Taxation of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on a note by us or our paying agent to a Non-U.S. Holder generally will not be subject to U.S. withholding tax, provided that (1) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (2) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (3) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (4) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder are satisfied.

        To satisfy the certification requirements referred to in (4) above, Sections 871(h) and 881(c) of the Code and the Treasury Regulations thereunder require that either (1) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner or a qualifying intermediary and must furnish the payor with a copy thereof.

        Interest on a note not excluded from U.S. withholding tax as described above and not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30 percent rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax. In order to claim exemption from withholding because the interest is effectively connected with the conduct of a trade or business in the U.S. or to claim the benefit of a tax treaty, a Non-U.S. Holder must provide us with a properly completed and executed IRS Form W-8ECI (or a suitable substitute form), in the case of effectively connected income, or an IRS Form W-8BEN (or a suitable substitute form), in the case of treaty benefits.

Sale or Other Taxable Disposition of the Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or redemption of such note unless (1) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and other required conditions are met or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Income or Gains Effectively Connected With a U.S. Trade or Business

        If a Non-U.S. Holder of a note is engaged in a trade or business in the U.S. and if interest on the note, or gain realized on the sale, exchange or other disposition of a note is effectively connected with the conduct of such trade or business (and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. The Non-U.S. Holder will be required, under applicable Treasury Regulations, to provide us or our paying agent, as applicable, with a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

U.S. Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax with respect to the note if the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

        A Non-U.S. Holder may have to comply with specific certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on a note and payments of the proceeds of the disposition of the note. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders of the notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining any available exemption.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES FEDERAL ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada a purchaser is representing to us and the dealer that:

          (i)    the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

          (ii)   where required by law, that the purchaser is purchasing as principal and not as agent; and

          (iii)  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario Securities Legislation, a purchaser who purchases a note offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

PLAN OF DISTRIBUTION

        Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

  •
  it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours,

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

  •
  it is acquiring the new notes in the ordinary course of its business.

        A holder unable to make the above representations is referred to as a "restricted holder." A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

        Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, we believe that new notes issued through the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We have agreed that for a period of 365 days following consummation of the exchange offer, it will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.

        Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account through the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the exchange notes offered by this prospectus will be passed on for us by Summit Law Group, PLLC. Certain other legal matters will be passed on for us by our special tax counsel, Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements of Nextel Partners, Inc. and subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph and refers to the audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements of Nextel Partners, Inc. to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets which was adopted by Nextel Partners, Inc. as of January 1, 2002, as more fully described in Note 1 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

        The consolidated financial statements of Nextel Partners, Inc. and subsidiaries for the years ended December 31, 2000 and 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement, it may become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the Operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission (File No. 000-29633) pursuant to the Exchange Act are incorporated herein by reference:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002.

  •
  Our Quarterly Report on Form 10-Q for our quarter ended March 31, 2003.

  •
  Our Quarterly Report on Form 10-Q for our quarter ended June 30, 2003.

  •
  Our Proxy Statement filed with the Commission on April 10, 2003.

  •
  Our Current Reports on Form 8-K filed with the Commission on May 6, 2003, May 8, 2003, June 6, 2003, June 12, 2003, June 17, 2003, June 23, 2003, July 3, 2003, July 21, 2003, July 24, 2003 and July 30, 2003 (two Item 5 reports only).

  •
  All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Nextel Partners, Inc., Investor Relations, 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600. In order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration of the exchange offer.

$450,000,000

Offer to Exchange
8 1/8% Senior Notes due 2011
that have been registered under the
Securities Act of 1933
for outstanding 8 1/8% Senior Notes due 2011

PROSPECTUS

Dated September    , 2003

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Nextel Partners, Inc. (the "Company") is a Delaware corporation. In its restated certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

        The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

        The Company has entered into indemnification agreements with each of the Company's officers and directors.

        The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacities as such, including liabilities under the Securities Act, under liability insurance policies carried by the Company.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  Exhibits:

3.1(8)	Restated Certificate of Incorporation.
3.2*	Bylaws.
4.1	See Exhibits 3.1 and 3.2.
4.2(33)	Indenture dated as of June 23, 2003 by and between Nextel Partners, Inc. and The Bank of New York Trustee relating to the 8 1/8% senior notes due 2011.
4.3(34)	Registration Rights Agreement dated as of June 23, 2003 by and among Nextel Partners, Inc., Credit Suisse First Boston LLC, Morgan Stanley & Co. Inc., UBS Securities, LLC, Legg Mason Wood Walker, Inc., and Thomas Weisel Partners LLC relating to the 8 1/8% senior notes dues 2011.

5.1^	Opinion of Summit Law Group, PLLC.
8.1^	Opinion of Davis Wright Tremaine LLP with respect to certain tax matters.
10.1*	Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.2**	Amended and Restated Shareholders' Agreement by and among the Company and the stockholders named therein.
10.2(a)(16)	Amendment No. 1 to Amended and Restated Shareholders' Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.2(b)(20)	Amendment No. 2 to Amended and Restated Shareholders' agreement dated March 20, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(c)(21)	Amendment No. 3 to Amended and Restated Shareholders' Agreement dated April 18, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(d)(22)	Amendment No. 4 to Amended and Restated Shareholders' Agreement dated July 25, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(e)(35)	Amendment No. 5 to Amended and Restated Shareholders' Agreement dated June 13, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(f)(35)	Amendment No. 6 to Amended and Restated Shareholders' Agreement dated July 24, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(g)(35)	Amendment No. 7 to Amended and Restated Shareholders' Agreement dated October 18, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(h)(35)	Amendment No. 8 to Amended and Restated Shareholders' Agreement dated May 12, 2003 by and among Nextel Partners, Inc. and the stockholders named therein.
10.3*	Joint Venture Agreement, dated as of January 29, 1999, by and among the Company, Nextel Partners Operating Corp., and Nextel WIP Corp.
10.4*	Interim Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.5*	Analog Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.6*	Trademark License Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.7*	Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.8*	Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.9*+	Transition Services Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.10*+	iDEN (Registered Trademark) Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.11*+	Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.12*	Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel Communications, Inc.
10.13*	Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.

10.14(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and John Chapple.
10.15*	Employment Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.16*	Stock Option Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.17*	Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the Company.
10.18*	1999 Nonqualified Stock Option Plan of the Company
10.18(b)(29)	Third Amended and Restated 1999 Nonqualified Stock Option Plan.
10.18(c)(30)	Form of Restricted Stock Purchase Agreement to be executed between the Company and each of its outside directors who are issued restricted stock.
10.19*	Form of Restricted Stock Purchase Agreement, dated as of November 20, 1998, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.20*	Form of Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of January 29, 1999, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.21(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and David Aas.
10.22(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Perry Satterlee.
10.23*	Employment Agreement, dated as of January 29, 1999, between the Company and David Thaler.
10.24*	Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the Buyers named therein.
10.25(1)	Indenture dated January 29, 1999 by and between Nextel Partners and The Bank of New York, as trustee, relating to the 14% Senior Discount Notes due 2009.
10.26(2)	Registration Rights Agreement dated as of January 29, 1999 by and among Nextel Partners, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.27(3)	Amended and Restated Credit Agreement dated as of September 9, 1999 by and among Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and certain other financial institutions.
10.28(4)	Borrower Security and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Bank of Montreal.
10.29(5)	Subsidiary Security and Pledge Agreement dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.30(6)	Parent Guaranty and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners and Bank of Montreal.
10.31(7)	Subsidiary Guaranty dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.32**	Restricted Stock Purchase Agreement dated September 9, 1999 by and between Nextel Partners and Donald J. Manning.
10.33**	Agreement in Support of Charter Obligations dated as of January 29, 1999 by and between Nextel Partners and Nextel WIP Corp.
10.34**	Assignment and Assumption of Lease dated as of August 1, 1999 by and between Nextel WIP Lease Corp. and Eagle River Investments, LLC.
10.35**	Lease Agreement dated May 11, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.

10.36**	First Amendment to Lease dated as of September 10, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.37**	Lease Agreement dated as of March 25, 1999 by and between Nextel WIP Lease Corp. and Nesbitt Operating Associates, L.P.
10.38(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Mark Fanning.
10.39**	Letter Agreement dated October 13, 1999 by and among Nextel WIP Corp., Nextel Partners Operating Corp. and Nextel Partners, Inc.
10.40**	Expansion Territory Management Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.41**	Expansion Territory Asset Transfer and Reimbursement Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.42**	Assignment and Security Agreement dated as of September 9, 1999 by Nextel Partners Operating Corp. in favor of Bank of Montreal.
10.43**	First Amendment to Analog Management Agreement dated as of September 9, 1999 by and between Nextel WIP Corp. and Nextel Partners Operating Corp.
10.44**	Form of Warrant for the Purchase of Shares of Class A Common Stock of Nextel Partners dated January 29, 1999.
10.45**	Employee Stock Purchase Plan.
10.46**	Form of Indemnity Agreement.
10.47**	Letter Agreement dated October 13, 1999 by and among Nextel Communications, Inc., Nextel of New York, Inc., Nextel Communications of the Mid-Atlantic, Inc., Nextel South Corp., Nextel of Texas, Inc., Nextel West Corp., Nextel of California, Inc., Tower Parent Corp., SpectraSite Holdings, Inc., Tower Asset Sub, Inc., Nextel Partners Operating Corp. and Nextel Partners.
10.48**	Supplement No. 1 to iDEN Infrastructure Equipment Purchase Agreement dated September 1999 by and between Nextel Partners Operating Corp. and Motorola, Inc.
10.49**	Expansion Subscription and Contribution Agreement dated as of September 9, 1999 by and among Nextel Partners and the Buyers named therein.
10.50(9)	Indenture, dated as of March 10, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.51(10)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated February 28, 2000 by and between Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.52(11)	Registration Rights Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.53(12)	Amendment No. 1 to Credit Agreement and Parent Guaranty and Pledge Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc., Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and Donaldson, Lufkin & Jenrette Securities Corporation.
10.54(17)	Registration Rights Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.54(a)(36)	Amendment No. 1 to Registration Rights Agreements dated effective as of June 14, 2002 by and among the Company and the stockholders named therein.
10.55+(23)	iDEN (Registered Trademark) Infrastructure Supply Agreement dated effective as of November 1, 2000 by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.56(23)	Amendment No. 2 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of January 25, 2001 by and among Nextel Partners, Inc., Nextel Partners Operating Corp, various consenting obligors, various financial institutions, Credit Suisse First Boston, The Bank of New York and The Bank of Montreal.

10.57(13)	Indenture, dated as of July 27, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.58(14)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated July 18, 2000 by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.59(15)	Registration Rights Agreement, dated as of July 27, 2000, by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.60(24)	Lease Agreement dated May 2001 between The St. Joe Company and Nextel WIP Corporation.
10.61(25)	First Amendment to IPO Approval and Lockup Agreement, dated April 18, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, IL, LP, Madison Dearborn Capital Partners II L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, Dave Aas, Perry Satterlee, Mark Fanning, and Don Manning.
10.61(a)(26)	Second Amendment to IPO Approval and Lockup Agreement dated July 25, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, II L.P., Madison Dearborn Capital Partners II L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Mark Fanning, and Donald Manning.
10.62(18)	Indenture, dated as of December 4, 2001, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 12 1/2% Senior Notes due 2009.
10.63(a)(19)	Registration Rights Agreement, dated as of December 4, 2001, between and among Nextel Partners, Inc., Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown, Inc. relating to the 12 1/2% senior notes due 2009.
10.64(28)	Amendment No. 3 and Consent to Credit Agreement, dated as of January 21, 2001, by and among Nextel Partners Operating Corp., Credit Suisse First Boston., The Bank of New York, and Bank of Montreal.
10.65(31)+	The Asset Purchase Agreement by and between Commercial Digital Services Corporation, Inc. and Nextel Partners, Inc.
10.65(a)(32)+	The Stock Purchase and Redemption Agreement by and between Nextel Partners, Inc., Mobile Relays, Inc. and the Stockholders of Mobile Relays, Inc.
10.66(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Donald Manning.
10.67(35)	Amendment No. 4 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of April 17, 2003.
10.70(37)	Indenture dated as of August 6, 2003 by and between Nextel Partners, Inc. and The Bank of New York Trustee relating to the 1 1/2% convertible senior notes due 2008.
10.71(37)	Registration Rights Agreement by and among Nextel Partners, Inc., and Wachovia Capital Markets, LLC and Credit Suisse First Boston LLC relating to the 1 1/2% convertible senior notes due 2008.
10.72(38)	Indenture between Nextel Partners, Inc. and The Bank of New York, dated as of May 13, 2003
10.73(39)	Registration Rights Agreement dated as of May 13, 2003 by and among Nextel Partners, Inc., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC and Wachovia Securities
21(27)	Subsidiaries of the Company.
23.1	Consent of KPMG LLP
23.2***	Consent of Arthur Andersen LLP
23.3	Consent of Summit Law Group, PLLC (included in their opinion filed as Exhibit 5.1)
23.4	Consent of Davis Wright Tremaine LLP (included in their opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included on signature page hereof).
25.1^	Statement on Form T-1 of Eligibility of Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.

^
To be filed by amendment.

+
Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

*
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

**
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

***
Pursuant to Rule 437a promulgated under the Securities Act, no consent is filed herewith.

(1)
Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(2)
Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(3)
Incorporated by reference to Exhibit 10.2 to the Report on Form 8-K dated September 9, 1999 (File Number 333-78459).

(4)
Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(5)
Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(6)
Incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(7)
Incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(8)
Incorporated by reference to Exhibit 3.1.1 to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

(9)
Incorporated by reference to Exhibit 10.52 to Form 10-Q filed on May 10, 2000.

(10)
Incorporated by reference to Exhibit 10.51 to Form 10-Q filed on May 10, 2000.

(11)
Incorporated by reference to Exhibit 10.50 to Form 10-Q filed on May 10, 2000.

(12)
Incorporated by reference to Exhibit 10.53 to Form 10-Q filed on May 10, 2000.

(13)
Incorporated by reference to Exhibit 10.50 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(14)
Incorporated by reference to Exhibit 10.51 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(15)
Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(16)
Incorporated by reference to Exhibit 10.2(a) to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(17)
Incorporated by reference to Exhibit 10.54 to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(18)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 6, 2001.

(19)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 6, 2001.

(20)
Incorporated by reference to Exhibit 10.2(b) to Form 10-Q filed May 11, 2001.

(21)
Incorporated by reference to Exhibit 10.2(c) to Form 10-Q filed May 11, 2001.

(22)
Incorporated by reference to Exhibit 10.2(d) to Form 10-Q filed November 13, 2001.

(23)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 28, 2001.

(24)
Incorporated by reference to Exhibit 10.60 to Form 10-Q filed August 13, 2001.

(25)
Incorporated by reference to Exhibit 10.6 to Form 10-Q filed May 11, 2001.

(26)
Incorporated by reference to Exhibit 10.6(a) to Form 10-Q filed August 13, 2001.

(27)
Incorporated by reference to Exhibit 21 to Form S-4 filed February 8, 2002.

(28)
Incorporated by reference to Exhibit 10.64 to Form 10-K filed March 22, 2002.

(29)
Incorporated by reference to Exhibit 10.18(b) to Form 10-Q filed August 14, 2002.

(30)
Incorporated by reference to Exhibit 10.18(c) to Form 10-Q filed August 14, 2002.

(31)
Incorporated by reference to Exhibit 10.65 to Form 10-Q filed May 14, 2002.

(32)
Incorporated by reference to Exhibit 10.65(a) to Form 10-Q filed May 14, 2002.

(33)
Incorporated by reference to Exhibit 10.68 to Form 10-Q filed August 14, 2003.

(34)
Incorporated by reference to Exhibit 10.69 to Form 10-Q filed August 14, 2003.

(35)
Incorporated by reference to the Exhibit of the same number to Form 10-Q filed May 13, 2003.

(36)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 27, 2003.

(37)
Incorporated by reference to the Exhibit of the same number to Form 10-Q filed August 14, 2003.

(38)
Incorporated by reference to the Exhibit 4.3 to Form S-3 filed June 20, 2003.

(39)
Incorporated by reference to the Exhibit 4.4 to Form S-3 filed June 20, 2003.

(B)  Financial Statement Schedules:

        None.

ITEM 22. UNDERTAKINGS

        Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 19th of September, 2003.

NEXTEL PARTNERS, INC.
By:
/s/ JOHN CHAPPLE John Chapple, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints John Chapple and Barry Rowan, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments thereto and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by each of the following persons in the capacities indicated on September 19, 2003.

Signature	Title

/s/ JOHN CHAPPLE John Chapple	Chief Executive Officer, President (Principal Executive Officer) and Director
/s/ BARRY ROWAN Barry Rowan	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ TIMOTHY M. DONAHUE Timothy M. Donahue	Director
/s/ ADAM ARON Adam Aron	Director

/s/ JAMES PERRY James Perry	Director
/s/ DENNIS M. WEIBLING Dennis M. Weibling	Director
Steven B. Dodge	Director
/s/ CAROLINE RAPKING Caroline Rapking	Director

EXHIBIT INDEX

3.1(8)	Restated Certificate of Incorporation.
3.2*	Bylaws.
4.1	See Exhibits 3.1 and 3.2.
4.2(33)	Indenture dated as of June 23, 2003 by and between Nextel Partners, Inc. and The Bank of New York Trustee relating to the 8 1/8% senior notes due 2011.
4.3(34)	Registration Rights Agreement dated as of June 23, 2003 by and among Nextel Partners, Inc., Credit Suisse First Boston LLC, Morgan Stanley & Co. Inc., UBS Securities, LLC, Legg Mason Wood Walker, Inc., and Thomas Weisel Partners LLC relating to the 8 1/8% senior notes dues 2011.
5.1^	Opinion of Summit Law Group, PLLC.
8.1^	Opinion of Davis Wright Tremaine LLP with respect to certain tax matters.
10.1*	Purchase Agreement, dated January 22, 1999, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.2**	Amended and Restated Shareholders' Agreement by and among the Company and the stockholders named therein.
10.2(a)(16)	Amendment No. 1 to Amended and Restated Shareholders' Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.2(b)(20)	Amendment No. 2 to Amended and Restated Shareholders' agreement dated March 20, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(c)(21)	Amendment No. 3 to Amended and Restated Shareholders' Agreement dated April 18, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(d)(22)	Amendment No. 4 to Amended and Restated Shareholders' Agreement dated July 25, 2001 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(e)(35)	Amendment No. 5 to Amended and Restated Shareholders' Agreement dated June 13, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(f)(35)	Amendment No. 6 to Amended and Restated Shareholders' Agreement dated July 24, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(g)(35)	Amendment No. 7 to Amended and Restated Shareholders' Agreement dated October 18, 2002 by and among Nextel Partners, Inc. and the stockholders named therein.
10.2(h)(35)	Amendment No. 8 to Amended and Restated Shareholders' Agreement dated May 12, 2003 by and among Nextel Partners, Inc. and the stockholders named therein.
10.3*	Joint Venture Agreement, dated as of January 29, 1999, by and among the Company, Nextel Partners Operating Corp., and Nextel WIP Corp.
10.4*	Interim Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.5*	Analog Management Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.6*	Trademark License Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.7*	Roaming Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.8*	Switch Sharing Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.

10.9*+	Transition Services Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.10*+	iDEN (Registered Trademark) Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.11*+	Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.12*	Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel Communications, Inc.
10.13*	Asset and Stock Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.14(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and John Chapple.
10.15*	Employment Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.16*	Stock Option Agreement, dated as of January 29, 1999, between the Company and John Thompson.
10.17*	Non-negotiable Promissory Note, dated January 29, 1999, by John Thompson to the Company.
10.18*	1999 Nonqualified Stock Option Plan of the Company
10.18(b)(29)	Third Amended and Restated 1999 Nonqualified Stock Option Plan.
10.18(c)(30)	Form of Restricted Stock Purchase Agreement to be executed between the Company and each of its outside directors who are issued restricted stock.
10.19*	Form of Restricted Stock Purchase Agreement, dated as of November 20, 1998, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.20*	Form of Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of January 29, 1999, between the Company and John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.
10.21(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and David Aas.
10.22(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Perry Satterlee.
10.23*	Employment Agreement, dated as of January 29, 1999, between the Company and David Thaler.
10.24*	Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the Buyers named therein.
10.25(1)	Indenture dated January 29, 1999 by and between Nextel Partners and The Bank of New York, as trustee, relating to the 14% Senior Discount Notes due 2009.
10.26(2)	Registration Rights Agreement dated as of January 29, 1999 by and among Nextel Partners, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc., First Union Capital Markets, BNY Capital Markets, Inc. and Nesbitt Burns Securities Inc.
10.27(3)	Amended and Restated Credit Agreement dated as of September 9, 1999 by and among Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and certain other financial institutions.
10.28(4)	Borrower Security and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners Operating Corp. and Bank of Montreal.
10.29(5)	Subsidiary Security and Pledge Agreement dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.

10.30(6)	Parent Guaranty and Pledge Agreement dated as of January 29, 1999 by and between Nextel Partners and Bank of Montreal.
10.31(7)	Subsidiary Guaranty dated as of January 29, 1999 by and among the subsidiaries of Nextel Partners and Bank of Montreal.
10.32**	Restricted Stock Purchase Agreement dated September 9, 1999 by and between Nextel Partners and Donald J. Manning.
10.33**	Agreement in Support of Charter Obligations dated as of January 29, 1999 by and between Nextel Partners and Nextel WIP Corp.
10.34**	Assignment and Assumption of Lease dated as of August 1, 1999 by and between Nextel WIP Lease Corp. and Eagle River Investments, LLC.
10.35**	Lease Agreement dated May 11, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.36**	First Amendment to Lease dated as of September 10, 1999 by and between Nextel WIP Lease Corp. and McCarran Center, LC.
10.37**	Lease Agreement dated as of March 25, 1999 by and between Nextel WIP Lease Corp. and Nesbitt Operating Associates, L.P.
10.38(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Mark Fanning.
10.39**	Letter Agreement dated October 13, 1999 by and among Nextel WIP Corp., Nextel Partners Operating Corp. and Nextel Partners, Inc.
10.40**	Expansion Territory Management Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.41**	Expansion Territory Asset Transfer and Reimbursement Agreement dated as of September 9, 1999 by and between Nextel Partners Operating Corp. and Nextel WIP Corp.
10.42**	Assignment and Security Agreement dated as of September 9, 1999 by Nextel Partners Operating Corp. in favor of Bank of Montreal.
10.43**	First Amendment to Analog Management Agreement dated as of September 9, 1999 by and between Nextel WIP Corp. and Nextel Partners Operating Corp.
10.44**	Form of Warrant for the Purchase of Shares of Class A Common Stock of Nextel Partners dated January 29, 1999.
10.45**	Employee Stock Purchase Plan.
10.46**	Form of Indemnity Agreement.
10.47**	Letter Agreement dated October 13, 1999 by and among Nextel Communications, Inc., Nextel of New York, Inc., Nextel Communications of the Mid-Atlantic, Inc., Nextel South Corp., Nextel of Texas, Inc., Nextel West Corp., Nextel of California, Inc., Tower Parent Corp., SpectraSite Holdings, Inc., Tower Asset Sub, Inc., Nextel Partners Operating Corp. and Nextel Partners.
10.48**	Supplement No. 1 to iDEN Infrastructure Equipment Purchase Agreement dated September 1999 by and between Nextel Partners Operating Corp. and Motorola, Inc.
10.49**	Expansion Subscription and Contribution Agreement dated as of September 9, 1999 by and among Nextel Partners and the Buyers named therein.
10.50(9)	Indenture, dated as of March 10, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.51(10)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated February 28, 2000 by and between Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
10.52(11)	Registration Rights Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

10.53(12)	Amendment No. 1 to Credit Agreement and Parent Guaranty and Pledge Agreement, dated as of March 10, 2000, by and among Nextel Partners, Inc., Nextel Partners Operating Corp., DLJ Capital Funding, Inc., The Bank of New York, Bank of Montreal and Donaldson, Lufkin & Jenrette Securities Corporation.
10.54(17)	Registration Rights Agreement dated effective as of February 22, 2000 by and among the Company and the stockholders named therein.
10.54(a)(36)	Amendment No. 1 to Registration Rights Agreements dated effective as of June 14, 2002 by and among the Company and the stockholders named therein.
10.55+(23)	iDEN (Registered Trademark) Infrastructure Supply Agreement dated effective as of November 1, 2000 by and between Motorola, Inc. and Nextel Partners Operating Corp.
10.56(23)	Amendment No. 2 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of January 25, 2001 by and among Nextel Partners, Inc., Nextel Partners Operating Corp, various consenting obligors, various financial institutions, Credit Suisse First Boston, The Bank of New York and The Bank of Montreal.
10.57(13)	Indenture, dated as of July 27, 2000, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 11% Senior Notes due 2010.
10.58(14)	Purchase Agreement for $200,000,000 11% Senior Notes due 2010, dated July 18, 2000 by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.59(15)	Registration Rights Agreement, dated as of July 27, 2000, by and among Nextel Partners, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc. and CIBC World Markets Corp.
10.60(24)	Lease Agreement dated May 2001 between The St. Joe Company and Nextel WIP Corporation.
10.61(25)	First Amendment to IPO Approval and Lockup Agreement, dated April 18, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, IL, LP, Madison Dearborn Capital Partners II L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, Dave Aas, Perry Satterlee, Mark Fanning, and Don Manning.
10.61(a)(26)	Second Amendment to IPO Approval and Lockup Agreement dated July 25, 2001 among Nextel WIP Corp., Nextel Partners, Inc., DLJ Merchant Banking Partners, II L.P., Madison Dearborn Capital Partners II L.P., Eagle River Investments, LLC, John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Mark Fanning, and Donald Manning.
10.62(18)	Indenture, dated as of December 4, 2001, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 12 1/2% Senior Notes due 2009.
10.63(a)(19)	Registration Rights Agreement, dated as of December 4, 2001, between and among Nextel Partners, Inc., Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown, Inc. relating to the 12 1/2% senior notes due 2009.
10.64(28)	Amendment No. 3 and Consent to Credit Agreement, dated as of January 21, 2001, by and among Nextel Partners Operating Corp., Credit Suisse First Boston., The Bank of New York, and Bank of Montreal.
10.65(31)+	The Asset Purchase Agreement by and between Commercial Digital Services Corporation, Inc. and Nextel Partners, Inc.
10.65(a)(32)+	The Stock Purchase and Redemption Agreement by and between Nextel Partners, Inc., Mobile Relays, Inc. and the Stockholders of Mobile Relays, Inc.
10.66(35)	Employment Agreement, dated as of February 24, 2003, between Nextel Partners Operating Corp. and Donald Manning.
10.67(35)	Amendment No. 4 to Credit Agreement and Parent Guaranty and Pledge Agreement dated as of April 17, 2003.

10.70(37)	Indenture dated as of August 6, 2003 by and between Nextel Partners, Inc. and The Bank of New York Trustee relating to the 1 1/2% convertible senior notes due 2008.
10.71(37)	Registration Rights Agreement by and among Nextel Partners, Inc., and Wachovia Capital Markets, LLC and Credit Suisse First Boston LLC relating to the 1 1/2% convertible senior notes due 2008.
10.72(38)	Indenture between Nextel Partners, Inc. and The Bank of New York, dated as of May 13, 2003
10.73(39)	Registration Rights Agreement dated as of May 13, 2003 by and among Nextel Partners, Inc., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC and Wachovia Securities
21(27)	Subsidiaries of the Company.
23.1	Consent of KPMG LLP
23.2***	Consent of Arthur Andersen LLP
23.3	Consent of Summit Law Group, PLLC (included in their opinion filed as Exhibit 5.1)
23.4	Consent of Davis Wright Tremaine LLP (included in their opinion filed as Exhibit 8.1)
24.1	Powers of Attorney (included on signature page hereof).
25.1^	Statement on Form T-1 of Eligibility of Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Nominees.

^
To be filed by amendment.

+
Confidential portions omitted and filed separately with the Commission pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

*
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

**
Incorporated by reference to the Exhibit of the same number to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

***
Pursuant to Rule 437a promulgated under the Securities Act, no consent is filed herewith.

(1)
Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(2)
Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(3)
Incorporated by reference to Exhibit 10.2 to the Report on Form 8-K dated September 9, 1999 (File Number 333-78459).

(4)
Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(5)
Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(6)
Incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(7)
Incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-4 declared effective July 30, 1999 (File Number 333-78459).

(8)
Incorporated by reference to Exhibit 3.1.1 to Registration Statement on Form S-1 declared effective February 22, 2000 (File No. 333-95473).

(9)
Incorporated by reference to Exhibit 10.52 to Form 10-Q filed on May 10, 2000.

(10)
Incorporated by reference to Exhibit 10.51 to Form 10-Q filed on May 10, 2000.

(11)
Incorporated by reference to Exhibit 10.50 to Form 10-Q filed on May 10, 2000.

(12)
Incorporated by reference to Exhibit 10.53 to Form 10-Q filed on May 10, 2000.

(13)
Incorporated by reference to Exhibit 10.50 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(14)
Incorporated by reference to Exhibit 10.51 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(15)
Incorporated by reference to Exhibit 10.52 to Registration Statement on Form S-4, declared effective on August 9, 2000 (File No. 333-39386).

(16)
Incorporated by reference to Exhibit 10.2(a) to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(17)
Incorporated by reference to Exhibit 10.54 to Registration Statement on Form S-4 declared effective on November 15, 2000 (File No. 333-48470).

(18)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 6, 2001.

(19)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 6, 2001.

(20)
Incorporated by reference to Exhibit 10.2(b) to Form 10-Q filed May 11, 2001.

(21)
Incorporated by reference to Exhibit 10.2(c) to Form 10-Q filed May 11, 2001.

(22)
Incorporated by reference to Exhibit 10.2(d) to Form 10-Q filed November 13, 2001.

(23)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 28, 2001.

(24)
Incorporated by reference to Exhibit 10.60 to Form 10-Q filed August 13, 2001.

(25)
Incorporated by reference to Exhibit 10.6 to Form 10-Q filed May 11, 2001.

(26)
Incorporated by reference to Exhibit 10.6(a) to Form 10-Q filed August 13, 2001.

(27)
Incorporated by reference to Exhibit 21 to Form S-4 filed February 8, 2002.

(28)
Incorporated by reference to Exhibit 10.64 to Form 10-K filed March 22, 2002.

(29)
Incorporated by reference to Exhibit 10.18(b) to Form 10-Q filed August 14, 2002.

(30)
Incorporated by reference to Exhibit 10.18(c) to Form 10-Q filed August 14, 2002.

(31)
Incorporated by reference to Exhibit 10.65 to Form 10-Q filed May 14, 2002.

(32)
Incorporated by reference to Exhibit 10.65(a) to Form 10-Q filed May 14, 2002.

(33)
Incorporated by reference to Exhibit 10.68 to Form 10-Q filed August 14, 2003.

(34)
Incorporated by reference to Exhibit 10.69 to Form 10-Q filed August 14, 2003.

(35)
Incorporated by reference to the Exhibit of the same number to Form 10-Q filed May 13, 2003.

(36)
Incorporated by reference to the Exhibit of the same number to Form 10-K filed March 27, 2003.

(37)
Incorporated by reference to the Exhibit of the same number to Form 10-Q filed August 14, 2003.

(38)
Incorporated by reference to the Exhibit 4.3 to Form S-3 filed June 20, 2003.

(39)
Incorporated by reference to the Exhibit 4.4 to Form S-3 filed June 20, 2003.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Nextel Partners
Summary Description of the Exchange Offer
Summary Description of the New Notes
Summary Consolidated Financial Data
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
NOTICE TO CANADIAN RESIDENTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX